Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

March 23, 2010

among

BLACKSTONE HOLDINGS FINANCE CO. L.L.C.,

as Borrower,

BLACKSTONE HOLDINGS I L.P., BLACKSTONE HOLDINGS II L.P.,

BLACKSTONE HOLDINGS III L.P. and BLACKSTONE HOLDINGS IV L.P.,

as Guarantors,

The Lenders Party Hereto

and

CITIBANK, N.A.,

as Administrative Agent

CITIGROUP GLOBAL MARKETS INC.

and

BANC OF AMERICA SECURITIES LLC,

as Joint Lead Arrangers,

and

BANC OF AMERICA SECURITIES LLC,

as Syndication Agent

i

Page
ARTICLE X

Guarantee

SCHEDULES:

Schedule 1.01	Mandatory Cost
Schedule 2.01	Commitments
Schedule 3.08	Disclosed Matters
Schedule 6.02	Existing Liens

EXHIBITS:

Exhibit A	Form of Assignment and Acceptance
Exhibit B-1	Form of Opinion of Simpson Thacher & Bartlett LLP
Exhibit B-2	Form of Opinion of Gowling Lafleur Henderson LLP
Exhibit C	Form of Guarantor Joinder Agreement
Exhibit D	Form of Maturity Date Extension Request

CREDIT AGREEMENT dated as of March 23, 2010 (this “Agreement”), among BLACKSTONE HOLDINGS FINANCE CO. L.L.C., as Borrower (the “Borrower”), BLACKSTONE HOLDINGS I L.P., BLACKSTONE HOLDINGS II L.P., BLACKSTONE HOLDINGS III L.P. and BLACKSTONE HOLDINGS IV L.P., as Guarantors (collectively, the “Guarantors”), the LENDERS party hereto and CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

The Loan Parties have requested that the Lenders, the Issuing Banks and the Swingline Lender (such terms and each capitalized term not otherwise defined having the meanings assigned in Section 1.01) extend credit in the form of Revolving Loans, Letters of Credit and Swingline Loans, respectively, in order to enable the Borrower, subject to the terms and conditions of this Agreement, to borrow on a revolving credit basis, and to procure the issuance of Letters of Credit, at any time and from time to time during the Availability Period, in an aggregate principal amount not to exceed $1,070,000,000 (as such amount may be increased in accordance herewith) at any time outstanding.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accession Agreement” has the meaning assigned to such term in Section 2.19.

“Adjusted LIBO Rate” means, (a) with respect to any Eurocurrency Borrowing denominated in Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (i) the LIBO Rate for Dollars for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) with respect to any Eurocurrency Borrowing denominated in Euro or Sterling for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (i) the LIBO Rate for such currency for such Interest Period plus (ii) the Mandatory Cost (if any and only to the extent incurred by a Lender in respect of its participation in that Borrowing and notified to the Administrative Agent and the Borrower accordingly).

“Administrative Agent” has the meaning assigned to such term in the caption hereof, and includes any successors to Citibank, N.A., acting in the capacity of administrative agent as provided in Article VIII. The Administrative Agent may from time to time designate one or more of its Affiliates or branches to perform the functions of the Administrative Agent in connection with Loans denominated in any currency other than Dollars, in which case references herein to the “Administrative Agent” shall, in connection with Loans denominated in any such currency, mean any Affiliate or branch so designated.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, in any event, any Person that owns directly or indirectly 15% or more of the securities having voting power for the election of directors or other governing body of a corporation or 15% or more of the partnership or other ownership interests of any other Person (other than as a limited partner or non-voting member of such other Person) will be deemed to Control such corporation or other Person.

“Agent’s Group” has the meaning assigned to such term in Section 8.02(b).

“Agreement” has the meaning assigned to such term in the caption hereof.

“Agreement of Limited Partnership” means the limited partnership agreement of each Guarantor by and among its general partner and its limited partners.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, for purposes of this definition the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute page) at approximately 11:00 a.m., London time, two Business Days prior to such day for deposits in Dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, (a) 1.750% with respect to any Eurocurrency Borrowing, (b) 0.750% with respect to any ABR Borrowing and (c) 0.175% with respect to commitment fees payable hereunder.

“Approved Electronic Communication” means each Communication that any Loan Party is obligated to, or otherwise chooses to (but, with respect to Communications a Loan Party is not obligated to provide, only if such Loan Party has authorized such Communication to be treated as an Approved Electronic Communication), provide to the Administrative Agent pursuant to this Agreement or any other Loan Document or the transactions contemplated herein or therein, including any financial statement, financial or other report, notice, request, certificate or other information material; provided, however, that, solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (a) any Borrowing Request, request for the issuance, amendment, renewal or extension of a Letter of Credit, request for a Swingline Loan, Interest Election Request and any other notice, demand, communication, information, document or other material relating to a request for a new, or conversion of an existing, Borrowing, (b) any notice pursuant to Section 2.10 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (c) all notices of any Default, (d) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IV or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement and (e) any Communication which a Loan Party has notified the Administrative Agent is not to be treated as an Approved Electronic Communication or which is of a type that is not customarily disclosed to lending syndicates.

“Approved Electronic Platform” has the meaning assigned to such term in Section 9.13.

“Arrangers” means Citigroup Global Markets Inc. and Banc of America Securities LLC.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Back-to-Back Lending Facilities” means credit facilities made available to the Guarantors, the Subsidiaries or their Affiliates for the purpose of funding loans or advances to employees or Affiliates of the Guarantors or the Subsidiaries or their Affiliates, the proceeds of which are invested in funds managed by the Guarantors or the Subsidiaries.

“Blackstone Group” means The Blackstone Group L.P., a Delaware limited partnership, which, on the date hereof, owns 100% of the outstanding Equity Interests of each General Partner of the Guarantors.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the caption hereof.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in Dollars, $1,000,000, (b) in the case of a Borrowing denominated in Euro, €1,000,000 and (c) in the case of a Borrowing denominated in Sterling, £1,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in Dollars, $1,000,000, (b) in the case of a Borrowing denominated in Euro, €1,000,000 and (c) in the case of a Borrowing denominated in Sterling, £1,000,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Broker-Dealer Subsidiary” means any Subsidiary that is registered as a broker-dealer under the Securities Exchange Act of 1934 or any other law requiring such registration.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Loan denominated in Dollars or for purposes of Section 2.04(c), the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar in the London interbank market, (b) when used in connection with a Eurocurrency Loan denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euro and (c) when used in connection with a Eurocurrency Loan denominated in Sterling, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Sterling deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means, in respect of an obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent. “Cash Collateral” and “Cash Collateralization” have meanings correlative thereto.

“Cash and Carry Securities” means direct obligations of the government of the United States of America the purchase of which is financed through repurchase agreements with respect to such obligations.

“Cash Equivalents” means, as of any particular date, (a) direct obligations of, or obligations guaranteed as to principal and interest by, the government of the United States of America (or guaranteed by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America) maturing in two years or less from such date, (b) Dollar denominated deposits in (including money market accounts of), or Dollar denominated certificates of deposit or bankers’ acceptances of, any commercial bank or trust company organized under the laws of the United States of America or any state thereof having capital and surplus in excess of $500,000,000 or any foreign commercial bank of recognized standing ranking among the world’s 100 largest commercial banks in terms of total assets, in each case if such deposits mature or are redeemable without penalty within one year or less from such date and if the long-term deposits of such commercial bank or trust company have been rated at least Baa by Moody’s and at least BBB by S&P, (c) commercial paper maturing within 270 days from such date having the highest rating of both Moody’s and S&P, (d) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from such date and rated at least Baa by Moody’s and at least BBB by S&P and (e) investments in any money market funds (other than those covered by clause (b) above) that have assets in excess of $2,000,000,000, are managed by recognized and responsible institutions and invest substantially all of their assets in obligations of the types referred to in clauses (a), (b), (c) and (d) above.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or Issuing Bank or by such Lender’s or

Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Claiming Party” has the meaning assigned to such term in Article X.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Combined EBITDA” means, for any period, Economic Net Income less, without duplication and to the extent otherwise included in Economic Net Income, (a) (i) performance fees and allocations, (ii) investment income and (iii) non-recurring gains plus, without duplication (including with respect to any item already added back to Combined Segment Net Income in calculating Economic Net Income) and to the extent deducted in arriving at Economic Net Income, (b) (i) depreciation and amortization, (ii) interest expense, (iii) if positive, equity-based compensation, (iv) carry plan compensation expense and minority interests in performance fees, (v) expenses and charges relating to equity or debt offerings, acquisitions, investments and dispositions, (vi) non-recurring expenses, losses and charges and (vii) non-cash expenses and charges; provided that any cash payment made with respect to any non-cash expenses or charges added back in computing Combined EBITDA for any earlier period pursuant to this clause (vii) shall be subtracted in computing Combined EBITDA for the period in which such cash payment is made (in the case of clauses (a)(i), (a)(ii) and (b)(iv), whether positive or negative), in each case determined on a combined segment basis for the Guarantors and Subsidiaries in accordance with GAAP.

For purposes of calculating Combined EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Effective Date) a Guarantor or any of the Subsidiaries shall have made any Material Acquisition or Material Disposition (each as defined below), the Combined EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition occurred on the first day of such Reference Period. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculation shall be made in good faith by a Financial Officer and may include reasonably identifiable and supportable cost savings and operating expense reductions expected to be realized; provided such cost savings and operating expense reductions do not exceed 10% of Combined EBITDA for the relevant Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by a Guarantor or any Subsidiaries in excess of $25,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to a Guarantor or any Subsidiaries in excess of $25,000,000.

“Combined Segment Net Income” means, for any period, the combined segment net income of the Guarantors and the Subsidiaries for such period, determined in accordance with GAAP in a manner consistent with that employed in the Blackstone Group’s Annual Report on form 10-K for the fiscal year ending December 31, 2009, as filed with the SEC.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.19 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01 or in the Assignment and Acceptance or Accession Agreement pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Commitments as of the Effective Date is $1,070,000,000.

“Commitment Increase” has the meaning assigned to such term in Section 2.19.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Loan Documents, any Loan Party or its Affiliates or the transactions contemplated by this Agreement or the other Loan Documents, including all Approved Electronic Communications.

“Consenting Lender” has the meaning assigned to such term in Section 2.21.

“Contributing Party” has the meaning assigned to such term in Article X.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Core Business Entity” means any Person that earns or is entitled to receive fees or income (including investment income and fees, gains or income with respect to carried interests) from one or more Core Businesses.

“Core Businesses” means (a) investment or asset management services, financial advisory services, money management services, merchant banking activities or similar or related activities, including but not limited to services provided to mutual funds, private equity or debt funds, hedge funds, funds of funds, corporate or other business entities or individuals and (b) making investments, including investments in funds of the type specified in clause (a).

“Credit Exposure” means, with respect to any Lender at any time, the aggregate amount of (a) the sum of the Dollar Equivalents of the principal amounts of such Lender’s Revolving Loans outstanding at such time and (b) such Lender’s LC Exposure and Swingline Exposure at such time.

“Declining Lender” has the meaning assigned to such term in Section 2.21.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, constitute an Event of Default.

“Defaulting Lender” means, at any time, a Lender as to which the Administrative Agent has notified the Borrower that (a) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan or fund its participations in Letters of Credit or Swingline Loans (each a “funding obligation”), (b) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder or has generally defaulted on its funding obligations under other loan agreements, credit agreements and financing agreements or (c) a Lender Insolvency Event has occurred and is continuing with respect to such Lender (provided that neither the reallocation of funding obligations provided for in Section 2.22(d) as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by itself cause such Defaulting Lender to become a Non-Defaulting Lender). Any determination that a Lender is a Defaulting Lender under clauses (a) through (c) above will be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Dollars” or “$” means the lawful money of the United States of America.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section.

“Economic Net Income” means, for any period, Combined Segment Net Income for such period excluding, to the extent added or subtracted in computing Combined Segment Net Income, (a) income and similar taxes, (b) amortization of intangible assets and (c) non-cash charges relating to the vesting of equity-based compensation, calculated in each case in accordance with GAAP and in a manner consistent with that employed in Blackstone Group’s Annual Report on form 10-K for the fiscal year ending December 31, 2009, as filed with the SEC.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Additional Guarantor” means any limited partnership organized under the laws of any state of the United States or any province or territory of Canada or, with the approval of the Administrative Agent (not to be unreasonably withheld), any limited partnership or equivalent entity organized under the laws of another jurisdiction (i) the General Partner (or equivalent Controlling member entity) of which is a direct or indirect wholly owned subsidiary of Blackstone Group and (ii) which, directly or through one or more direct or indirect subsidiaries, conducts one or more Core Businesses. In the event that it is determined by the Loan Parties that an Eligible Additional Guarantor should be organized in a form other than a limited partnership, the parties hereto agree to negotiate in good faith to make changes to this Agreement as are advisable in order to include such Person as a Guarantor and to otherwise give effect to the intent of this Agreement.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Guarantor or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any of the Loan Parties, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (other than pursuant to the definition of Alternate Base Rate).

“Euro Credit Exposure” means, with respect to any Lender at any time, the aggregate amount of (a) the sum of the Dollar Equivalents of the principal amounts of such Lender’s Revolving Loans denominated in Euro outstanding at such time and (b) such Lender’s Euro LC Exposure at such time.

“Euro LC Exposure” means, at any time, (a) the sum of the Dollar Equivalents of the undrawn amounts of all outstanding Letters of Credit denominated in Euro at such time plus (b) the sum of the Dollar Equivalents of all LC Disbursements denominated in Euro that have not yet been reimbursed by or on behalf of the Borrower at such time. The Euro LC Exposure of any Lender at any time shall be its Applicable Percentage of the total Euro LC Exposure at such time.

“Euro Reference Rate” shall mean, for any day, the rate per annum that is the average (rounded upwards, if necessary, to the next 1/100th of 1%) of the rates quoted at approximately 10:00 a.m., Local Time, on such day (or, in the case of a day that is not a Business Day, the immediately preceding Business Day) to leading banks in the European interbank market by the Reference Banks for the offering of overnight deposits in Euro.

“Euro Sub-Limit” has the meaning assigned to such term in Section 2.01(c).

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, for purposes of determining the Dollar Equivalent of any amount denominated in a currency other than Dollars, the rate at which such other currency may be exchanged into Dollars at approximately 11:00 a.m. London time on such day as set forth on the Bloomberg World Currency Value Page for such currency. In the event that such rate does not appear on such Bloomberg Page (or on any successor or substitute page), the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. New York City time on such date for the purchase of Dollars with such currency for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.16(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.16(g).

“Existing Credit Agreement” means the Credit Agreement dated as of May 5, 2009 among the Borrower, Blackstone Holdings I L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P., Blackstone Holdings IV L.P., the lenders party thereto and Citibank, N.A., as administrative agent, as amended, modified or waived in accordance with the terms thereof.

“Existing Maturity Date” has the meaning assigned to such term in Section 2.21.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Covenants” means the covenants set forth in Section 6.09.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of each of the Loan Parties or of the direct or indirect general partner, sole member or managing member thereof.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fraudulent Transfer Laws” has the meaning assigned to such term in Article X.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partners” means Blackstone Holdings I/II GP Inc., a Delaware corporation, Blackstone Holdings III GP L.P., a Delaware limited partnership, and Blackstone Holdings IV GP L.P., a Quebec limited partnership, each in its capacity as a general partner of a Guarantor for so long as such Person shall remain a general partner of any Guarantor, and each other Person that from time to time may be or become a general partner of any Guarantor.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor Joinder Agreement” means a Guarantor Joinder Agreement among the Loan Parties, an Eligible Additional Guarantor and the Administrative Agent substantially in the form of Exhibit C.

“Guarantors” has the meaning assigned to such term in the caption hereof and includes each other Person that becomes a Guarantor hereunder pursuant to Section 2.20.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Increase Effective Date” means the effective date of any Commitment Increase pursuant to Section 2.19.

“Increasing Lender” has the meaning assigned to such term in Section 2.19.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) solely for the purposes of the definition of the term “Material Indebtedness” as such term is used in clause (f) of Article VII, all obligations of such Person in respect of Hedging Agreements, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; but excluding in each case trade and other accounts payable arising in the ordinary course of business.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Loans” has the meaning assigned to such term in Section 2.19.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means (a) Citibank, N.A. and (b) each Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(k)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.05 with respect to such Letters of Credit).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the sum of the Dollar Equivalents of the undrawn amounts of all outstanding Letters of Credit at such time and (b) the sum of the Dollar Equivalents of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lender Appointment Period” has the meaning assigned to such term in Section 8.06.

“Lender Insolvency Event” means that a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a lender hereunder pursuant to an Assignment and Acceptance or an Accession Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means, on any date, the ratio of the Total Indebtedness on such date to Combined EBITDA for the period of four consecutive fiscal quarters (a) ended on such date in the case of calculations of the Leverage Ratio for purposes of Section 6.09(b) and (b) most recently ended on or prior to such date for which financial statements have been provided pursuant to Section 5.04(a) or 5.04(b) in all other cases including for purposes of Section 6.01.

“LIBO Rate” means with respect to any Eurocurrency Borrowing denominated in any currency for any Interest Period, the interest rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in such currency (as reflected on the applicable Reuters screen), for a period equal to such Interest Period, or, if an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in such currency are offered for such Interest Period to major banks in the London interbank market at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“LLC Agreement” means the limited liability company agreement of the Borrower.

“Loan Documents” means this Agreement, any Accession Agreement entered into pursuant to the terms hereof, any Guarantee Joinder Agreement and any promissory note issued pursuant to Section 2.09(e).

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the Revolving Loans and the Swingline Loans.

“Local Time” means (a) with respect to a Loan, Borrowing or Letter of Credit denominated in Dollars, New York City time, and (b) with respect to a Loan, Borrowing or Letter of Credit denominated in Euro or Sterling, London time.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Guarantors and the Subsidiaries, taken as a whole, or (b) the ability of any of the Borrower or the Guarantors to perform any of its material obligations under any of the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Guarantees under the Loan Documents) of any one or more of the Guarantors and the Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means the date three years after the date of this Agreement, as such date may be extended pursuant to Section 2.21.

“Maturity Date Extension Request” means a request by the Borrower, in the form of Exhibit D hereto or such other form as shall be approved by the Administrative Agent, for the extension of the Maturity Date pursuant to Section 2.21.

“Moody’s” means Moody’s Investors Service, Inc, and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender at such time.

“Non-Recourse Seasoning Debt” means Indebtedness incurred by a Seasoning Subsidiary to finance investments made by such Seasoning Subsidiary that may be transferred to a fund managed by a Guarantor or a Subsidiary (“Fund Investments”), which Indebtedness (a) has a maturity of not more than six months from the date of the incurrence of such Indebtedness, (b) does not constitute a general obligation of any Guarantor or Subsidiary and (c) does not have, directly or indirectly, recourse (including by way of any Guarantee or other undertaking, agreement or instrument that would constitute Indebtedness) against any assets of the Guarantors or any Subsidiary (other than, in each case, recourse to (i) such Seasoning Subsidiary or (ii) any other Subsidiary or any Guarantor (including letters of credit issued for the account of a Guarantor or such other Subsidiary), the principal component of which constitutes (A) Indebtedness permitted under Section 6.01(a), in the case of a Guarantor, or (B) Indebtedness permitted under 6.01(f), in the case of a Subsidiary). As used herein, a “Seasoning Subsidiary” is any single purpose Subsidiary the sole business of which is to purchase and hold Fund Investments and finance the purchase thereof and substantially all of the assets of which consist of the Fund Investments so purchased.

“Obligations” means (a) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made by the Borrower in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (c) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under this Agreement, including the obligations of the Guarantors in respect of the guarantees set forth in Article X.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Regulation Y of the Board), if any, of such Lender or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant Register” has the meaning assigned to such term in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Reorganization Transaction” means any transaction or series of transactions, including mergers, asset transfers, liquidations, dissolutions and transfers of Equity Interests, in each case effected between or among the Guarantors, the Subsidiaries and/or Affiliates of any of the foregoing (or newly formed entities that will, upon consummation of any such transaction, be Guarantors or Subsidiaries) for purposes of accomplishing internal reorganizations; provided that all the combined consolidated assets of the Guarantors immediately prior to such transactions (including without limitation all Equity Interests in Core Business Entities owned by the Guarantors or any Subsidiaries and all assets of any Core Business conducted directly by a Guarantor or a Subsidiary) shall continue to be owned by the Guarantors or Subsidiaries (including any Person that becomes a Guarantor hereunder pursuant to Section 2.20), without any reduction in the aggregate economic interests of the Guarantors and the Subsidiaries, immediately prior to such transactions, in Core Businesses conducted by the Guarantors, the Subsidiaries and Core Business Entities in which they own Equity Interests, except in any case as a result of any related sale or transfer of Equity Interests in Core Business Entities or Subsidiaries to employees in connection with compensation or incentive compensation arrangements.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Issuing Bank” means, on any date, (a) the Issuing Bank, in the event there is only one Issuing Bank, and (b) in all other events, (i) the Issuing Bank with respect to which the LC Exposure attributable to the outstanding Letters of Credit issued by such Issuing Bank on such date is the greatest and (ii) each other Issuing Bank with respect to which the LC Exposure attributable to the outstanding Letters of Credit issued by such Issuing Bank on such date is greater than $5,000,000.

“Pro Forma Compliance” means, with respect to any event or transaction, that the Loan Parties are in pro forma compliance with the Financial Covenants (a) recomputed as if such event had occurred or such transaction had been consummated on the first day of the relevant period with respect to which current compliance with the Financial Covenant would be determined (for example, in the case of the Financial Covenant based on Combined EBITDA, as if such event had occurred or such transaction had been consummated on the first day of the four fiscal quarter period ending on the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 3.05 or Section 5.04(a) or (b)) and (b) evaluating compliance with such Financial Covenants on a pro forma basis as of the date upon which such event occurs or such transaction is consummated (regardless of whether it is the last day of a fiscal quarter), in the case of the Leverage Ratio, based on Combined EBITDA for the period referred to in clause (a). Pro forma calculations made pursuant to this definition that require the calculation of Combined EBITDA on a pro forma basis will be made in accordance with the last paragraph of the definition of such term, except that, when testing Pro Forma Compliance with respect to any acquisition, disposition or similar transaction, references to Material Acquisition and Material Disposition in such last paragraph will be deemed to include such acquisition, disposition or transaction.

“Quotation Day” means (a) with respect to deposits in Dollars or Euro for any Interest Period, two Business Days prior to the first day of such Interest Period and (b) with respect to deposits in Sterling for any Interest Period, the first day of such Interest Period, in each case unless market practice differs in the London interbank market for any such currency, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day shall be the last of those days).

“Reference Bank” shall be one or more Lenders designated from time to time by the Administrative Agent with the approval (not to be unreasonably withheld) of the Borrower. The initial Reference Banks are Citibank, N.A. and Bank of America, N.A.

“Register” has the meaning assigned to such term in Section 9.04.

“Regulated Subsidiary” means any Subsidiary that is (a) a Broker-Dealer Subsidiary, (b) otherwise subject to regulation by any Governmental Authority and for which the incurrence of Indebtedness (including Guarantees) or the granting of Liens with respect to its assets would be prohibited or restricted or would result in a negative impact on any minimum capital or similar requirement imposed by such Governmental Authority and applicable to it or (c) subject to regulation by any Regulatory Supervising Organization.

“Regulatory Supervising Organization” means any of (a) the Commodity Futures Trading Commission, (b) the National Futures Association, (c) the SEC, (d) the National Association of Securities Dealers or (e) any governmental or regulatory organization, exchange, clearing house or financial regulatory authority of which a Regulated Subsidiary is a member or to whose rules it is subject.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person or such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in a Guarantor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, termination or amendment of any Equity Interests in a Guarantor or of any option, warrant or other right to acquire any such Equity Interests in a Guarantor.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, and any successor to its rating agency business.

“Seasoning Subsidiary” has the meaning set forth in the definition of the term “Non-Recourse Seasoning Debt”.

“SEC” means the United States Securities and Exchange Commission.

“Significant Subsidiary” means any single Subsidiary or any group of Subsidiaries taken together that, on a consolidated basis with its or their Subsidiaries, (i) had consolidated assets equal to or greater than 10% of the combined consolidated total assets of the Guarantors as of the end of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 3.05 or Section 5.04(a) or (b), (ii) had consolidated revenues equal to or greater than 10% of the combined consolidated revenues of the Guarantors for the period of four consecutive fiscal quarters most recently ended in respect of which financial statements have been delivered pursuant to Section 3.05 or Section 5.04(a) or (b) or (iii) has outstanding

Material Indebtedness. For the avoidance of doubt, it is understood and agreed that any Event of Default under clause (g), (h) or (i) of Article VII will be deemed to have occurred with respect to a “Significant Subsidiary” when the event or events specified in such clause has occurred with respect to any single Subsidiary or any number of Subsidiaries that, taken together, constitute a “Significant Subsidiary” pursuant to the foregoing definition.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Sterling Credit Exposure” means, with respect to any Lender at any time, the aggregate amount of (a) the sum of the Dollar Equivalents of the principal amounts of such Lender’s Revolving Loans denominated in Sterling outstanding at such time and (b) such Lender’s Sterling LC Exposure at such time.

“Sterling LC Exposure” means, at any time, (a) the sum of the Dollar Equivalents of the undrawn amounts of all outstanding Letters of Credit denominated in Sterling at such time plus (b) the sum of the Dollar Equivalents of all LC Disbursements denominated in Sterling that have not yet been reimbursed by or on behalf of the Borrower at such time. The Sterling LC Exposure of any Lender at any time shall be its Applicable Percentage of the total Sterling LC Exposure at such time.

“Sterling Reference Rate” shall mean, for any day, the rate per annum determined by the Administrative Agent for overnight deposits in Sterling at approximately 11:00 a.m., Local Time, on such day by reference to the British Bankers’ Assoc. Interest Settlement Rates (as reflected on the applicable Reuters screen); provided, however, that if such rate is not ascertainable pursuant to the foregoing provisions of this definition, “Sterling Reference Rate” shall mean the average (rounded upwards, if necessary, to the next 1/100th of 1%) of the rates quoted at approximately 10:00 a.m., Local Time, on such day (or, in the case of a day that is not a Business Day, the immediately preceding Business Day), to leading banks in the London interbank market by the Reference Banks for the offering of overnight deposits in Sterling.

“Sterling Sub-Limit” has the meaning assigned to such term in Section 2.01(d).

“Subsequent Borrowings” has the meaning assigned to such term in Section 2.19.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of a Guarantor (or any Person that would be a subsidiary of the Guarantors if the Guarantors were merged into a single entity) that is or would be consolidated with the Guarantors in the preparation of segment information with respect to the combined financial statements of the Guarantors prepared in accordance with GAAP, but shall not include (a) any private equity fund, real estate fund, hedge fund or other investment fund or vehicle or (b) any portfolio company of any such fund or vehicle. The term “Subsidiary” shall include the Borrower.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Citibank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agent” means Banc of America Securities LLC.

“TARGET” means the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) payment system.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Indebtedness” means, on any date, the total amount of Indebtedness of the Guarantors and the Subsidiaries outstanding on such date determined in accordance with GAAP, including in any event any Guarantees by a Guarantor or a Subsidiary (other than a Seasoning Subsidiary) of Non-Recourse Seasoning Debt and excluding (i) intercompany debt among the Guarantors and the Subsidiaries (for the avoidance of doubt, other than Guarantees of Non-Recourse Seasoning Debt)) and (ii) Non-Recourse Seasoning Debt of Seasoning Subsidiaries, net of the excess, if positive, of (a) the sum of

(i) unencumbered (other than by customary bankers’ liens) cash and Cash Equivalents of the Guarantors and the Subsidiaries (other than cash and Cash Equivalents of any Regulated Subsidiary not permitted to be distributed or paid out due to regulatory requirements), less the amount thereof attributable to minority interests in Subsidiaries and (ii) loans to employees of the Guarantors, the Subsidiaries and their Affiliates outstanding for less than 60 days, over (b) 100% of accrued compensation expense (excluding (x) any carry/incentive fee-related compensation expenses (including in such exclusion minority interests), except to the extent such expenses are payable in respect of carry or incentive related compensation realized by any Guarantor or any Subsidiary on or prior to such date, and (y) non-cash equity-based compensation charges).

“Transactions” has the meaning assigned to such term in Section 3.02 hereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate (other than pursuant to the definition of Alternate Base Rate) or the Alternate Base Rate.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan” or an “ABR Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing” or an “ABR Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Any reference to GAAP herein, when used with respect to combined financial statements of the Guarantors, means generally accepted accounting principles in the United States without giving effect to principles of consolidation inconsistent with the preparation of financial statements on a combined basis.

(b) Notwithstanding any provision to the contrary contained herein, in the event (i) Blackstone Group or the Guarantors effect a restatement of its or their financial statements previously provided hereunder which restatement either (x) relates to the valuation of investment assets or (y) results from an accounting or similar change, requirement, policy or practice imposed or implemented on an industry-wide basis, and (ii) such restated financial statements do not indicate a material adverse change in the creditworthiness of the Guarantors and the Subsidiaries, taken as a whole, from that indicated by such previously provided financial statements to which the restatement relates, then such restatement shall not be deemed to constitute or provide the basis for a Default hereunder; provided, however, that if any such restatement referred to in clause (y) above affects in any material respect the calculation of Total Indebtedness or Combined EBITDA, then the provisions of paragraph (a) of this Section will apply as if such restatement resulted from a change in GAAP or in the application thereof, and at the request of the Borrower or the Required Lenders, the relevant provisions of this Agreement will be renegotiated by the Borrower and the Lenders to give effect to the intent of this Agreement as in effect prior to such restatement.

SECTION 1.05. Currency Translation. The Administrative Agent shall determine the Dollar Equivalent of any Borrowing denominated in a currency other than Dollars, as of the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate for such currency in relation to Dollars in effect on the date that is three Business Days prior to the date on which the applicable Interest Period shall commence, and each such amount shall, except as provided in the last two sentences of this Section, be the Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall determine the Dollar Equivalent of any Letter of Credit denominated in a currency other than Dollars as of the date such Letter of Credit is issued, amended to increase its face amount, extended or renewed and as of the last Business Day of each subsequent calendar quarter, in each case using the Exchange Rate for such currency in relation to Dollars in effect on the date that is three Business Days prior to the date on which such Letter of Credit is issued, amended to increase its face amount, extended or renewed and as of the last Business Day of such subsequent calendar quarter, as the case may be, and each such amount shall, except as provided in the last two sentences of this Section, be the Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall notify the Borrower and the Lenders of each calculation of the Dollar Equivalent of each Borrowing and Letter of Credit. Notwithstanding the foregoing, for purposes of any determination under Article V, Article VI or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate (other than conversions under this Agreement of Obligations using the Exchange Rate as required by this Agreement), all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the Borrower’s most recently delivered financial statements.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower denominated in Dollars, Euro or Sterling from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment, (b) the aggregate Credit Exposures exceeding the aggregate Commitments, (c) the aggregate Euro Credit Exposures exceeding $125,000,000 (the “Euro Sub-Limit”) or (d) the aggregate Sterling Credit Exposures exceeding Sterling Sub-Limit $175,000,000 (the “Sterling Sub-Limit”). Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of Eurocurrency Loans denominated in a single currency or, in the case of Loans denominated in Dollars, ABR Loans, as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan denominated in Dollars. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing (other than a Swingline Loan), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Local Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount and currency of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06 or, in the case of any ABR Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of a Borrowing denominated in Dollars is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount and currency of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower denominated in Dollars from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the aggregate Credit Exposures exceeding the aggregate Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by hand delivery or facsimile), not later than 2:00 p.m., Local Time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan, and in the case of any Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that has made such LC Disbursement. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender or to the applicable the Issuing Bank, as the case may be, by 4:00 p.m., Local Time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 a.m., Local Time, on any Business Day require the Lenders to acquire participations on the following Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or jointly with the Borrower for the account of any Guarantor or Subsidiary), denominated in Dollars, Euro or Sterling and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any letter of credit application submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank in connection with the issuance of any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure will not exceed $100,000,000, (ii) the aggregate Credit Exposures will not exceed the aggregate Commitments, (iii) the aggregate Euro Credit Exposures will not exceed the Euro Sub-Limit and (iv) the aggregate Sterling Credit Exposures will not exceed the Sterling Sub-Limit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Lender, the Issuing Bank that is the issuer thereof hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank under such Letter of Credit and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason, each such payment to be made in the currency of such LC Disbursement. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representations and warranties of the Borrower deemed made pursuant to Section 4.02, unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, renewed or extended, Lenders with LC Exposures representing more than 50% of the aggregate LC Exposures shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, it shall have no obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e) Disbursements. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Reimbursements. If an Issuing Bank shall make an LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement, in the currency (or, in the case of currencies other than Dollars, in Dollars the Dollar Equivalent amount of such LC Disbursement) of such LC Disbursement, not later than (i) if the Borrower shall have received notice of such LC Disbursement prior to 12:00 noon Local Time on any Business Day, then 4:00 p.m. on the next Business Day or (ii) otherwise, 4:00 p.m. Local Time, on the second Business Day following the day that the Borrower receives such notice; provided that, in the case of an LC Disbursement denominated in Dollars, if the amount of such LC Disbursement is $1,000,000 or more, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with a Revolving Loan that is an ABR Borrowing or a Swingline Loan, in an equivalent amount, and to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Loan. If the Borrower fails to reimburse any LC Disbursement by the time specified above, the Administrative Agent shall notify each Lender of such failure, the amount and currency of the payment then due from the Borrower in respect of such LC Disbursement and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank, as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for an LC Disbursement (other than the funding of an ABR Borrowing or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that none of the foregoing in this paragraph (g) shall be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by (i) such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, (ii) such Issuing Bank’s failure to pay under a Letter of Credit after presentation of complying documents or (iii) such Issuing Bank’s gross negligence or willful misconduct. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such

LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement in full, (i) in the case of any LC Disbursement denominated in Dollars, at the rate per annum then applicable to ABR Loans and (ii) in the case of any LC Disbursement denominated in Euro or Sterling, at the Euro Reference Rate or the Sterling Reference Rate, respectively, plus, in each case, the Applicable Rate for determining the interest rate on Eurocurrency Loans; provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i) Cash Collateralization. If any Event of Default under clause (b), (c), (g) or (h) of Article VII shall occur and be continuing, on the first Business Day following the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders representing more than 50% of the aggregate LC Exposures) demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit, with respect to each outstanding Letter of Credit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash and in the currency of such Letter of Credit equal to the LC Exposure attributable to such Letter of Credit as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Article VII. The Borrower also shall deposit Cash Collateral in accordance with this paragraph as and to the extent required by Section 2.10(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in investments of a type to be agreed by the Borrower and the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Lenders with LC Exposures representing more than 50% of the aggregate LC Exposures), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide Cash Collateral hereunder as a result of the occurrence of an Event of Default, such Cash Collateral (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide cash collateral hereunder pursuant to Section 2.10(b), such cash collateral (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the aggregate Credit Exposures would not exceed the aggregate Commitments and no Default shall have occurred and be continuing.

(j) Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein or therein to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.

(k) Termination of an Issuing Bank. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.11(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(l) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing

Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City or London, as applicable, and designated by the Borrower in the applicable Borrowing Request or, in the case of ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), to the Issuing Bank specified by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date (or, in the case of an ABR Borrowing, prior to the proposed time) of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a

Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may, in the case of a Borrowing denominated in Dollars, elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any other provision of this Section, the Borrower shall not be permitted to elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d).

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) in the case of a Borrowing denominated in Dollars, whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (i) in the case of a Borrowing denominated in Dollars, be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in Euro or Sterling, be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the aggregate Credit Exposures would exceed the aggregate Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments, except as otherwise provided in this Agreement as of the date hereof.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan, in the currency of such Loan, on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan, in Dollars, on the earlier of (A) the Maturity

Date and (B) the first date after such Swingline Loan is made that is the last day of a calendar month and is at least five Business Days after such Swingline Loan is made; provided that on each date that a Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount and currency of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, without premium or penalty but subject to Section 2.15, in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.

(b) In the event and on each occasion that (i) the aggregate Euro Credit Exposures exceed 105% of the Euro Sub-Limit, (ii) the aggregate Sterling Credit Exposures exceed 105% of the Sterling Sub-Limit or (iii) the aggregate Credit Exposures exceed 100% of the aggregate Commitments (except as a result of Exchange Rate fluctuations not requiring a prepayment pursuant to clauses (i) and (ii) above), the Borrower shall prepay, within two Business Days of receiving notice from the Administrative Agent (or such longer period as the Administrative Agent may agree to in order to avoid LIBOR breakage costs) of any such prepayment required by, or attributable to currency fluctuations contemplated by, clause (i) or (ii) of this sentence and otherwise immediately, without premium or penalty but subject to Section 2.15, Loans (or, if no Loans are outstanding, deposit Cash Collateral in an account with the Administrative Agent in accordance with Section 2.05(i)), in each case in such amounts and such currencies as shall be necessary to eliminate the excess of such Credit Exposures over the applicable Sub-Limit or the aggregate Commitments, as applicable.

(c) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Local Time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., Local Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

SECTION 2.11. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees in respect of any Commitment shall be payable in arrears on the last day of March, June, September and December of each year commencing on June 30, 2010, and on the date on which such Commitment terminates. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurocurrency Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank, a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on such last day, commencing on June 30, 2010; provided that all such fees shall be payable on the date on which the Commitments terminate, and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments;

provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) if such Borrowing is denominated in Dollars, any Borrowing Request or Interest Election Request that requests the making of such Borrowing as or the conversion of such Borrowing to, or the continuation of such Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing shall be made or continued as an ABR Borrowing and (ii) if such Borrowing is denominated in Euro or Sterling, the Borrower may withdraw its request for such Borrowing or request that such Borrowing be an ABR Borrowing or, at the Borrower’s request, the Administrative Agent, in consultation with the Borrower and the Lenders, shall determine a rate, in its reasonable discretion based on market conditions, to be applicable to such Borrowing in lieu of the Adjusted LIBO Rate or the LIBO Rate.

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense (excluding any Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan), to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), in each case in an amount deemed to be material by such Lender or Issuing Bank, then the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), in each case in an amount deemed to be material to such Lender or Issuing Bank, then from time to time the Borrower will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail the manner of determination of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(c) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, reasonable cost and reasonable expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the same currency of a comparable amount and period from other banks in the applicable Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the manner of determination of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Taxes unless such deduction is required by applicable law. If the Borrower shall be required to deduct any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Issuing Bank or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Issuing Bank or Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank or the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent within 10 Business Days after written demand therefor, for the full amount of any Excluded Taxes attributable to such Lender paid by the Administrative Agent on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lender by the Administrative Agent shall be conclusive absent manifest error.

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and containing all applicable documentation.

(g) If the Administrative Agent, an Issuing Bank or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Issuing Bank or Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Issuing Bank or Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Issuing Bank or Lender in the event the Administrative Agent or such Issuing Bank or Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Issuing Bank or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such accounts as may be specified by the Administrative Agent, except that payments required to be made directly to any Issuing Bank or the Swingline Lender shall be so made and payments pursuant to Sections 2.14, 2.15, 2.16, 2.18 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall, except as otherwise provided herein, be made in the currency of such Loan or LC Disbursement; all other payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal and LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the relative aggregate amount of principal of and accrued interest on their Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including Section 2.21) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to Loan Parties or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b), or 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender is a Defaulting Lender, or if any Lender does not consent to any amendment or waiver of the Loan Documents requested by the Borrower, or if a Lender is a Declining Lender under Section 2.21, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, each Issuing Bank and the Swingline Lender, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or the Borrower and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) Notwithstanding the foregoing provisions of this Section 2.18, no Lender or Issuing Bank may request compensation under Section 2.14, and the Borrower shall not be required to pay any additional amounts for the benefit of any Lender or Issuing Bank pursuant to Section 2.16, if such Lender or Issuing Bank shall not at such time demand compensation from, or require the payment of such additional amounts by, its best customers at such time in similar circumstances.

SECTION 2.19. Increase of Commitments. (a) The Borrower may from time to time after the Effective Date, by written notice to the Administrative Agent (which shall be provided four Business Days prior to the Increase Effective Date), executed by the Borrower and one or more financial institutions (any such financial institution referred to in this Section being called an “Increasing Lender”), which may include any Lender (acting in its sole discretion), cause new Commitments to be extended by the Increasing Lenders or cause the existing Commitments of the Increasing Lenders to be increased (any such extension or increase being called a “Commitment Increase”), in an amount set forth in such notice; provided, that (i) the aggregate amount of the Commitment Increases becoming effective on any single date shall be at least $25,000,000 (or such lesser amount consented to by the Administrative Agent), (ii) at no time shall the aggregate amount of Commitments, giving effect to the Commitment Increases effected pursuant to this paragraph, exceed $1,250,000,000, (iii) each Increasing Lender, if not already a Lender hereunder, (A) shall be subject to the approval of the Administrative Agent and each Issuing Bank (which approval shall not be unreasonably withheld or delayed), (B) shall complete an Administrative Questionnaire and (C) shall become a party hereto by completing and delivering to the Administrative Agent, not later than 11:00 a.m., New York City time, on the Increase Effective Date, a duly executed accession agreement in a form reasonably satisfactory to the Administrative Agent and the Borrower (an “Accession Agreement”). New Commitments and increases in Commitments shall become effective on the date specified in the applicable notices delivered pursuant to this paragraph. Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party, (x) such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded to, and shall be subject to all obligations of, a Lender hereunder and (y) Schedule 2.01 shall be deemed to have been amended to reflect the Commitments of such Increasing Lender as provided in such Accession Agreement. Upon the effectiveness of any Commitment Increase with respect to a Lender already a party hereto, Schedule 2.01 shall be deemed to have been amended to reflect the increased Commitment of such Lender. For the avoidance of doubt, no Lender may be made an Increasing Lender without its consent.

(b) On the Increase Effective Date, which shall not be less than 30 days prior to the Maturity Date, (i) the aggregate principal amount of the Loans outstanding immediately prior to giving effect to the applicable Commitment Increase on the Increase Effective Date (the “Initial Loans”) shall be deemed to be repaid, (ii) after the effectiveness of the Commitment Increase, the Borrower shall be deemed to have made new Borrowings (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans and of the Types, in the currencies and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03, (iii) each Lender shall pay to the Administrative Agent in same day funds and in the applicable currencies of the relevant Borrowings an amount equal to the difference, if positive, between (A) such Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase), of the Subsequent Borrowings and (B) such Lender’s Applicable Percentage (calculated without giving effect to the Commitment Increase), of the Initial Loans, (iv) after the Administrative Agent receives the funds specified in clause (iii) above, the Administrative Agent shall pay to each Lender the portion of such funds that is equal to the difference, if positive, between (A) such Lender’s Applicable Percentage (calculated without giving effect to the Commitment Increase), of the Initial Loans and (B) such Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase), of the amount of the Subsequent Borrowings, (v) each Increasing Lender and each other Lender shall be deemed to hold its Applicable Percentage of each Subsequent Borrowing (each calculated after giving effect to the Commitment Increase) and (vi) the

Borrower shall pay each Lender any and all accrued but unpaid interest on the Initial Loans. The deemed payments made pursuant to clause (i) above in respect of each Eurocurrency Loan shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.15 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto and breakage costs result. Notwithstanding the foregoing, the Administrative Agent may, in its discretion, implement other procedures (such as non-pro rata Borrowings while current Interest Periods are in effect) in order to minimize or eliminate LIBOR breakage costs in connection with any such increase.

(c) Notwithstanding the foregoing, no increase in the Commitments (or in any Commitment of any Lender) shall become effective under this Section unless, on the date of such increase, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such increase) and the Administrative Agent shall have received, not later than 11:00 a.m., New York City time, on the Increase Effective Date, a certificate to that effect dated such date and executed by a Financial Officer of each Loan Party.

SECTION 2.20. Additional Guarantors. The Borrower may at any time and from time to time, including for purposes of complying with Section 6.07 or effecting a Permitted Reorganization Transaction, designate any Eligible Additional Guarantor as an additional Guarantor hereunder, in each case by delivery to the Administrative Agent of a Guarantor Joinder Agreement executed by such Eligible Additional Guarantor and satisfaction of the conditions with respect to such Eligible Additional Guarantor set forth in Section 4.03. Notwithstanding the foregoing, no Guarantor Joinder Agreement shall become effective with respect to any Eligible Additional Guarantor if it shall be unlawful for such Eligible Additional Guarantor to become a Guarantor hereunder. As soon as practicable upon receipt of a Guarantor Joinder Agreement and the satisfaction of the conditions set forth in Section 4.03 with respect to the Eligible Additional Guarantor to which it relates, the Administrative Agent shall send a copy thereof to each Lender.

SECTION 2.21. Extension of Maturity Date. (a) The Borrower may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders) not less than 45 days prior to the then existing Maturity Date with respect to all or part of their respective Commitments (the “Existing Maturity Date”), request that the Lenders extend the Maturity Date in accordance with this Section 2.21. Each Maturity Date Extension Request shall (i) specify the date to which the Maturity Date is sought to be extended, (ii) specify the changes, if any, to the Applicable Rate to be applied in determining the interest payable on Loans of, and fees payable hereunder to, Consenting Lenders in respect of that portion of their Commitments (and related Loans) extended to such new Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date), and (iii) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity Date Extension Request, provided that no such changes or modifications requiring approvals pursuant to Section 9.02(b) other than that of the Required Lenders shall become effective unless such other approvals have been obtained. In the event a Maturity Date Extension Request shall have been delivered by the Borrower, each Lender shall have the right to agree to the extension of the Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and each Lender not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Commitment of such Lender with respect to which such Lender agrees to the extension of the Maturity Date, delivered to the Borrower (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Borrower and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Borrower (it being understood that any Lender that shall have failed to exercise such right as set forth above shall be deemed to be a Declining Lender). If a Lender elects to extend only a portion of its then existing Commitment, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Commitment. If Lenders constituting the Required Lenders shall have agreed to such Maturity Date Extension Request in respect of Commitments constituting a majority of the aggregate Commitments, then, subject to paragraph (d) of this Section, on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (i) the Maturity Date shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (ii) the terms and conditions of the Commitments and Loans of the Consenting Lenders (including interest and fees (including Letter of Credit fees) payable in respect thereof), shall be modified as set forth in the Maturity Date Extension Request and (iii) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall (subject to any required approvals other than those of the Required Lenders having been obtained) become effective.

(b) Notwithstanding the foregoing, the Borrower shall have the right, in accordance with the provisions of Sections 2.18 and 9.04, at any time prior to the Existing Maturity Date, to replace a Declining Lender (for the avoidance of doubt, only in respect of that portion of such Lender’s Commitment that it has not agreed to extend) with a Lender or other financial institution that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender in respect of the Commitment assigned to and assumed by it on and after the effective time of such replacement.

(c) If a Maturity Date Extension Request has become effective hereunder, on the Existing Maturity Date:

(i) the Commitment of each Declining Lender shall, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, terminate, and the Borrower shall repay all the Loans of such Declining Lender, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder (accordingly, the Commitment of any Consenting Lender shall, to the extent such Commitment exceeds the amount set forth in the notice delivered by such Lender pursuant to paragraph (a) of this Section, be permanently reduced by the amount of such excess, and the Borrower shall prepay the proportionate part of the Loans of such Consenting Lender, in each case together with accrued and unpaid interest thereon to but excluding the Existing Maturity Date and all fees and other amounts payable in respect thereof on or prior to the Existing Maturity Date); and

(ii) the Borrower shall make such other prepayments of Loans pursuant to Section 2.10 as shall be required in order that, after giving effect to the termination and permanent reductions of the Commitments of Declining Lenders pursuant to clause (i) above, and all payments to such Declining Lenders, the aggregate Credit Exposures do not exceed the aggregate Commitments.

(d) Notwithstanding the foregoing, no Maturity Date Extension Request shall become effective hereunder unless, on the Extension Effective Date, the conditions set forth in Section 4.02 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such Maturity Date Extension Request) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer.

(e) Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of the Maturity Date in accordance with the express terms of this Section 2.21, or any amendment or modification of the terms and conditions of the Commitments and Loans and Letters of Credit of the Consenting Lenders effected pursuant thereto, shall be deemed to (i) violate the last sentence of Section 2.08(c) or Section 2.17(b) or 2.17(c) or any other provision of this Agreement requiring the ratable reduction of Commitments or the ratable sharing of payments or (ii) require the consent of all Lenders or all affected Lenders under Section 9.02(b).

(f) The Borrower and the Administrative Agent may enter into an amendment to this Agreement to effect such modifications as may be necessary to reflect the terms of any Maturity Date Extension Request that has been approved by the Required Lenders and become effective in accordance with the provisions of this Section 2.21.

SECTION 2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.11(a) or 2.11(b) (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees);

(b) such Lender will not, to the fullest extent permitted by applicable law, be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would (i) increase or extend the term of the Commitment of such Defaulting Lender, (ii) extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, (iii) reduce the principal amount of any obligation owing to such Defaulting Lender, (iv) reduce the amount of or the rate of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder or (v) alter the terms of this proviso, will continue to require the consent of such Defaulting Lender;

(c) the Borrower may irrevocably terminate the unused amount of the Commitment of such Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof). Such termination shall be effective, with respect to such Defaulting Lender’s then existing unused Commitments, on the date set forth in such notice and, with respect to any unused Commitment thereafter arising, on the later of the date set forth in such notice and the date on which such unused Commitment first arises (and no commitment fee will be payable in respect of such unused Commitment terminated on the date it arises). Upon termination of such Defaulting Lender’s unused Commitments under this Section 2.22(b), the Borrower shall pay or cause to be paid all accrued commitment fees payable to, and all other amounts owing to, such Defaulting Lender under this Agreement. Upon such payment, the obligations of such Defaulting Lender hereunder with respect to such terminated Commitments shall be released and discharged; provided, however, that such Defaulting Lender’s rights and obligations provided in Section 9.05 with respect to such terminated Commitments shall survive such release and discharge as to matters occurring prior to such date;

(d) if any LC Exposure or Swingline Exposure exists at the time a Lender is a Defaulting Lender:

(i) such LC Exposure or Swingline Exposure will automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders on a pro rata basis in accordance with their respective Commitments (without giving effect to the Commitment of such Defaulting Lender); provided that (A) no Non-Defaulting Lender’s Credit Exposure may in any event exceed its Commitment as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim any Loan Party, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; and

(ii) to the extent any portion (the “unreallocated portion”) of the Defaulting Lender’s LC Exposure or Swingline Exposure cannot be reallocated to Non-Defaulting Lenders, whether by reason of the proviso in clause (i) above or otherwise, the Borrower will, not later than three Business Days after demand therefor by the Administrative Agent (at the direction of any Issuing Bank or the Swingline Lender), (A) Cash Collateralize in full its obligations to the Issuing Banks in respect of the unreallocated portion of such LC Exposure, (B) prepay in full its obligations to the Swingline Lender in respect of the unreallocated portion of such Swingline Exposure or (C) make other arrangements reasonably satisfactory to the Administrative Agent and to the Issuing Banks and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii) to the extent the unreallocated portion of any LC Exposure is Cash Collateralized pursuant to clause (ii) above, such Cash Collateral will be applied to reimburse the relevant Issuing Bank for the portion of any LC Disbursement to which such unreallocated portion relates and, to the extent the remaining portion of such LC Disbursement shall not be reimbursed by the Borrower in accordance with Section 2.05(f), the Non-Defaulting Lenders will be required pursuant to Section 2.05(f) to fund participations therein in accordance with clause (i) above;

(e) no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, and the Swingline Lender shall not be required to fund any Swingline Loan, unless such Issuing Bank or the Swingline Lender is satisfied that any LC Exposure or Swingline Exposure that would result therefrom is fully covered or eliminated by any combination reasonably satisfactory to such Issuing Bank or the Swingline Lender, as applicable, of the arrangements set forth in clauses (d)(i) and (d)(ii) above;

(f) in furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender, the Swingline Lender is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Borrowing Requests pursuant to Section 2.03 in such amounts and in such times as may be required to repay an outstanding Swingline Loan; and

(g) any amount paid by the Borrower for the account of such Defaulting Lender in its capacity as a Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will be applied to the payment of all amounts then due and payable by such Defaulting Lender under this Agreement until such amounts are paid in full and then will be paid to such Defaulting Lender. The application of payments as described in the preceding sentence shall not result in a Default, and a Defaulting Lender may not charge any overdue or penalty interest on any amount owed to it that is not paid as a result of such application.

If the Borrower, the Administrative Agent, each Issuing Bank and the Swingline Lender agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, and as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase such portion of the outstanding Loans or participations in Letters of Credit and Swingline Loans of the other Lenders or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, and such Lender will cease to be a Defaulting Lender and will become a Non-Defaulting Lender (and the Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from a Defaulting Lender to a Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. The parties agree that this Section 2.22 does not violate any of the pro rata provisions of this Agreement.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants (as to itself and its Subsidiaries) to the Lenders and the Administrative Agent that:

SECTION 3.01. Organization; Powers. Each of the Loan Parties and its Subsidiaries (a) is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is or will be a party and to borrow hereunder, except where the failure to comply with clauses (a) through (c) could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party, the borrowings and procurement of letters of credit hereunder and the creation and incurrence of the guarantees by the Guarantors set forth herein (collectively, the “Transactions”) (a) have been duly authorized by all requisite partnership, limited liability company or corporate and, if required, partner, member or stockholder action and (b) will not (i) violate any provision of law, statute, rule, regulation or order or any Governmental Authority, (ii) violate any provision of the limited partnership agreement, the LLC Agreement or any other constitutive document of any Loan Party or any of its Subsidiaries or any General Partner, (iii) violate any provision of, or result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, any indenture, agreement or other instrument to which any Loan Party or any of its Subsidiaries is a party or by which any of them or any of their property is bound or (iv) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party or any of its Subsidiaries, that in the cases of clause (b)(i), (b)(ii) and (b)(iii) would reasonably be expected to have a Material Adverse Effect.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except such as have been made or obtained and are in full force and effect or the failure to obtain which could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Financial Statements. The Loan Parties have heretofore furnished to the Lenders (a) the consolidated and combined statement of financial condition and consolidated and combined statements of operations, changes in partners’ capital and cash flows of Blackstone Group as of and for the fiscal year ended December 31, 2009, audited by and accompanied by the report of Deloitte & Touche LLP, independent registered public accounting firm, (b) the unaudited condensed consolidated and combined statement of financial condition and condensed consolidated and combined statements of income and cash flows as of and for the fiscal year ended December 31, 2009 of the combined Guarantors and the Subsidiaries, in the form delivered pursuant to the Existing Credit Agreement, and (c) a reconciliation prepared by a Financial Officer of the financial statements referred to in clause (a) to those referred to in clause (b).

Such audited financial statements fairly present, in all material respects, the consolidated and combined financial position and results of operations of Blackstone Group and such unaudited condensed consolidated and combined financial statements fairly present, in all material respects, the condensed consolidated and combined financial position and results of operations of the combined Guarantors and the Subsidiaries as of such date and for such periods presented. Such financial statements and the notes thereto disclose all material liabilities, direct or contingent, of Blackstone Group and of the combined Guarantors and the Subsidiaries as of the date thereof, to the extent such liabilities are required to be disclosed by GAAP. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, except, in the case of such unaudited financial statements, for the absence or incompleteness of footnotes and except as otherwise disclosed therein.

The accounts of the Loan Parties have been and will continue to be consolidated with those of Blackstone Group in the audited and unaudited consolidated financial statements of Blackstone Group included in its periodic reports filed with the SEC.

SECTION 3.06. No Material Adverse Change. As of the Effective Date, there has been no material adverse change in the business, assets, operations or financial condition of the Guarantors and the Subsidiaries, taken as a whole, since December 31, 2009.

SECTION 3.07. Title to Properties; Possession Under Leases. Each of the Guarantors and its Subsidiaries has good title to, or valid leasehold interests in, all its material properties and assets, except for defects that do not, in the aggregate, materially interfere with the conduct of the business of the Guarantors and the Subsidiaries, taken as a whole, or the use of the properties and assets of the Guarantors and the Subsidiaries, taken as a whole, for their intended purposes, except where failure to have title or leasehold interests would not reasonably be expected to have a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

SECTION 3.08. Litigation; Compliance with Laws. (a) As of the Effective Date, except as set forth in Schedule 3.08, as specifically disclosed in Blackstone Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 or in any other report publicly filed with the SEC prior to the date hereof, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party, or any of the Subsidiaries, or any business, property or rights of any such Person (i) which on the date hereof involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and which would be materially likely to, individually or in the aggregate, result in a Material Adverse Effect.

(b) Neither any Guarantor nor any of the Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would be materially likely to result in a Material Adverse Effect.

SECTION 3.09. Agreements. (a) Neither any Guarantor nor any of the Subsidiaries is a party to any agreement or instrument or subject to any partnership, limited liability company or corporate restriction that has resulted or would be materially likely to result in a Material Adverse Effect.

(b) Neither any Guarantor nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default would be materially likely to result in a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations. (a) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

(b) At no time will more than 25% of the combined assets of the Guarantors and the Subsidiaries consist of margin stock (as such term is defined under the Regulation T, U or X of the Board), if a violation of Regulation T, U or X of the Board would result.

SECTION 3.11. Investment Company Act. Neither any Guarantor nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.12. Use of Proceeds. The Borrower will use the proceeds of the Loans for general investment and general partnership, limited liability company, corporate and other purposes of the Guarantors and the Subsidiaries and Affiliates.

SECTION 3.13. Tax Returns. Each Loan Party and each of the Subsidiaries has filed or caused to be filed all Federal tax returns and all state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except taxes the payment of which is not required by Section 5.03 or where the failure to file or pay would not be reasonably expected to have a Material Adverse Effect.

SECTION 3.14. No Material Misstatements. As of the Effective Date, all information, reports, financial statements, exhibits or schedules furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, when taken as a whole (in each case, as amended, supplemented or updated through the Effective Date) and in light of the circumstances when furnished, do not contain any untrue statement of material fact or omit to state any material fact (known to any Loan Party in the case of materials not furnished by it) necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided, that to the extent that any of the foregoing was based on or constitutes a forecast or financial projection, the Loan Parties represent only that each such forecast or projection was prepared in good faith based upon assumptions believed by the Loan Parties to be reasonable at the time of preparation.

SECTION 3.15. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Issuing Banks and the Lenders and dated the Effective Date) of (i) Simpson Thacher & Bartlett LLP, counsel for the Loan Parties, substantially in the form of Exhibit B-1 and (ii) Gowling Lafleur Henderson LLP, Canadian counsel for certain of the Loan Parties, substantially in the form of Exhibit B-2, in each case covering such matters relating to the Loan Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Loan Parties hereby request such counsel to deliver such opinions.

(c) The Lenders shall have received the financial statements described in Section 3.05.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e) The Administrative Agent shall be reasonably satisfied that (i) the representations and warranties of the Loan Parties set forth in the Loan Documents are true and correct in all material respects as of the Effective Date and (ii) no default, prepayment event or creation of Liens under debt instruments or other agreements to which any Loan Party or Subsidiary is a party would result from the Transactions.

(f) All material consents and approvals required to be obtained from any Governmental Authority or any other Person in connection with the Transactions shall have been obtained.

(g) Since December 31, 2009, there has been no material adverse change in the business, assets, operations, financial condition or material agreements of the Guarantors and the Subsidiaries, taken as a whole.

(h) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of each Loan Party, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(i) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Loan Parties hereunder.

(j) All amounts due or outstanding under the Existing Credit Agreement shall have been paid in full, the commitments thereunder shall have been terminated and the Existing Credit Agreement shall have been terminated, and the Administrative Agent shall have received evidence reasonably satisfactory to it of the foregoing.

(k) Each of the Loan Parties shall have executed and delivered to the Administrative Agent the fee letter dated the date hereof among each of the Loan Parties, the Administrative Agent and Citigroup Global Markets Inc.

(l) The Lenders shall have received, to the extent requested, all documentation and other information reasonably requested by the Lenders or the Administrative Agent under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on March 23, 2010.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in this Agreement (other than the representations and warranties set forth in Sections 3.06 and 3.08(a)) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received a notice of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit as required by Section 2.03, 2.04 or 2.05(b).

Each Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit, shall be deemed to constitute a representation and warranty by the Loan Parties on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section and that, after giving effect to such Borrowing, or such issuance, amendment, renewal or extension of such Letter of Credit, the aggregate Credit Exposures (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.01(b), 2.01(c), 2.01(d), 2.04(a) or 2.05(b).

SECTION 4.03. Additional Guarantors. The effectiveness of the designation of any Eligible Additional Guarantor as a Guarantor hereunder in accordance with Section 2.20 is subject to the satisfaction of the following conditions:

(a) The Administrative Agent (or its counsel) shall have received such Guarantor’s Guarantor Joinder Agreement duly executed by all parties thereto.

(b) The Administrative Agent shall have received such documents (including such legal opinions) as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such Guarantor, the authorization and legality of the Transactions insofar as they relate to such Guarantor and any other legal matters relating to such Guarantor, its Guarantor Joinder Agreement or such Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent and the Lenders shall have received, at least five Business Days prior to the effectiveness of the designation of such additional Guarantor, all documentation and other information relating to such Guarantor requested by them for purposes of ensuring compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

The Administrative Agent shall notify the Loan Parties and the Lenders of the effectiveness of the designation of any Eligible Additional Guarantor as a Guarantor hereunder, and such notice shall be conclusive and binding.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree with the Lenders that they will, and will cause each of the Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.04 or 6.05.

(b) Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of the business of the Guarantors and the Subsidiaries, taken as a whole, except as otherwise permitted by Section 6.04 or 6.05, (ii) maintain and operate such business in substantially the manner in which it is presently conducted and operated, except as otherwise permitted by Section 6.04 or 6.05, (iii) comply with all applicable laws, rules, regulations and orders of any Governmental Authority (including ERISA, Regulations T, U and X and laws, rules, regulations and orders regarding the collection, payment and deposit of employees’ income, unemployment and Social Security taxes), whether now in effect or hereafter enacted and (iv) at all times maintain and preserve all property material to the conduct of the business of the Guarantors and their Subsidiaries, taken as a whole, except as otherwise permitted by Section 6.04 or 6.05, and keep such property in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted in all material respects at all times, in each case under clauses (i), (ii), (iii) and (iv) above, except where failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary for companies in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it (in each case to the extent such insurance is available at commercially reasonable rates and on commercially reasonable terms, the Lenders hereby acknowledging that certain of the Guarantors and the Subsidiaries do not maintain general liability insurance on the Effective Date and have no current intention to obtain such insurance); and maintain such other insurance as may be required by law.

SECTION 5.03. Obligations and Taxes. Pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a material Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the relevant Guarantor (or the relevant Subsidiary) shall have set aside on its books adequate reserves with respect thereto or if the failure to pay, discharge or contest would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent:

(a) within 90 days after the end of each fiscal year, (i) the annual audited consolidated statement of financial condition and consolidated statements of operations, changes in partners’ capital and cash flows as of the end of and for such fiscal year of Blackstone Group, reported upon by Deloitte & Touche LLP or another independent registered public accounting firm of recognized national standing without any “scope of audit” qualification or statement from such accounting firm that such accounting firm believes substantial doubt exists about Blackstone Group’s ability to continue as a going concern, (ii) the unaudited annual condensed consolidated and combined statement of financial condition and condensed consolidated and combined statements of income and cash flows as of the end of and for such fiscal year of the combined Guarantors and the Subsidiaries, substantially in the form delivered pursuant to the Existing Credit Agreement, certified by a Financial Officer as fairly presenting, in all material respects, the financial position and results of operations of the combined Guarantors and the Subsidiaries on a condensed consolidated and combined basis in accordance with GAAP and (iii) a reconciliation prepared by a Financial Officer of the audited financial statements referred to in clause (i) to the unaudited financial statements referred to in clause (ii);

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, (i) the quarterly unaudited condensed consolidated statement of financial condition and condensed consolidated statements of operations, changes in partners’ capital and cash flows of Blackstone Group as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year, certified by a Financial Officer as presenting fairly, in all material respects, the financial position and results of operations of Blackstone Group on a consolidated basis in accordance with GAAP consistently applied, except for the absence of footnotes or as otherwise described therein and subject to year-end audit adjustments, (ii) the quarterly unaudited condensed consolidated and combined statement of financial condition and condensed consolidated and combined statements of income and cash flows of the combined Loan Parties and the Subsidiaries as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year, substantially in the form delivered pursuant to the Existing Credit Agreement, certified by a Financial Officer as presenting fairly, in all material respects, the financial position and results of operations of the combined Guarantors and the Subsidiaries on a condensed consolidated and combined basis in accordance with GAAP consistently applied, except for the absence of footnotes or as otherwise described therein and subject to year-end audit adjustments and (iii) a reconciliation prepared by a Financial Officer of the unaudited financial statements referred to in clause (i) to the unaudited financial statements referred to in clause (ii);

(c) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of a Financial Officer (i) certifying that, to the best of his or her knowledge, no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenant contained in Section 6.09, including reasonably detailed computations of Total Indebtedness and Combined EBITDA; and

(d) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Guarantors or the Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request.

SECTION 5.05. Litigation and Other Notices. Promptly after any Loan Party becomes aware thereof, furnish to the Administrative Agent written notice of the following:

(a) any Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against any Loan Party or any Affiliate thereof which has a reasonable likelihood of being adversely determined and which, if adversely determined, would be materially likely to result in a Material Adverse Effect;

(c) any development that has resulted in, or would be materially likely to result in, a Material Adverse Effect.

SECTION 5.06. ERISA. Promptly after any Loan Party becomes aware thereof, furnish to the Administrative Agent and each Lender written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any representatives designated by any Lender to visit and inspect the financial records and the properties of any Guarantor or any Subsidiary at reasonable times upon reasonable notice and as often as requested and to make extracts from and copies of such financial records (subject to Section 9.12), and permit any representatives affiliated with and designated by any Lender to discuss the affairs, finances and condition of any Guarantor or any Subsidiary with the officers thereof and, upon reasonable notice to the applicable Guarantor, independent accountants therefor.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used for general investment and general partnership, limited liability company, corporate and other purposes of the Loan Parties and the Subsidiaries.

SECTION 5.09. Further Assurances. Each Loan Party agrees to do such further acts and things and to execute and deliver to the Administrative Agent such additional agreements, powers and instruments, as the Administrative Agent may reasonably require or deem advisable to carry into effect the purposes of this Agreement or to better assure and confirm unto the Administrative Agent and each Lender its rights, powers and remedies hereunder.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree with the Lenders that they will not, and will not cause or permit any of the Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness of the Loan Parties or any of the Subsidiaries, including Guarantees by a Loan Party of Non-Recourse Seasoning Debt, provided that at the time such Indebtedness is incurred, and immediately after giving effect to the incurrence thereof, the Leverage Ratio shall not exceed 4.0 to 1.0;

(b) Indebtedness of any Loan Party owing to any other Loan Party or any Subsidiary and Indebtedness of any Subsidiary owing to any Loan Party or any other Subsidiary (for the avoidance of doubt, excluding in each case any Guarantee by a Loan Party or a Subsidiary of Non-Recourse Seasoning Debt);

(c) Indebtedness consisting of repurchase agreements relating to Cash and Carry Securities;

(d) Indebtedness of the Loan Parties under Back-to-Back Lending Facilities in an aggregate principal amount not to exceed $150,000,000 at any time outstanding;

(e) Indebtedness of the Seasoning Subsidiaries consisting of Non-Recourse Seasoning Debt;

(f) other Indebtedness of the Subsidiaries, including Guarantees by the Subsidiaries (other than the Seasoning Subsidiaries) of Non-Recourse Seasoning Debt, in an aggregate principal amount not to exceed $200,000,000 at any time outstanding; and

(g) Indebtedness created under the Loan Documents.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets now owned or hereafter acquired by it (including, in the case of securities owned by it, by the sale of such securities pursuant to any repurchase agreement or similar arrangement) or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of any Guarantor or any Subsidiary existing on the date hereof and set forth in Schedule 6.02 and any extensions, renewals or replacements thereof; provided that such Liens (i) shall secure only those obligations that they secure on the date hereof and permitted refinancings thereof and (ii) shall encumber only those properties and assets of such Guarantor or such Subsidiary that they encumber on the date hereof;

(b) any Lien existing on any property or asset prior to the acquisition thereof by any Guarantor or any Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of such Guarantor or such Subsidiary;

(c) Liens for taxes not yet due or the payment of which is not at the time required by Section 5.03;

(d) statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not yet due or the payment of which is not at the time required by Section 5.03 or which do not in the aggregate have a material adverse effect on the value or use of property encumbered thereby;

(e) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(f) deposits to secure the performance of bids, trade contracts (other than for obligations for the payment of borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Guarantors and the Subsidiaries, taken as a whole, and ground leases in respect of real property on which facilities owned or leased by any Guarantor or any Subsidiary are located;

(h) any attachment or judgment Lien unless the judgment it secures would constitute an Event of Default under clause (i) of Article VII;

(i) any interest or title of a lessor or lessee under any lease permitted by this Agreement (including any Lien granted by such lessor or lessee);

(j) Liens on Cash and Carry Securities securing Indebtedness permitted by Section 6.01(c);

(k) Liens on receivables and notes payable owing from employees or investors and related rights securing Indebtedness the proceeds of which are loaned to employees of the Guarantors, the Subsidiaries or Affiliates of any of the foregoing or to investors in the Guarantors’ or the Subsidiaries’ investment funds;

(l) Liens not otherwise permitted by this Section 6.02 securing Indebtedness or other obligations permitted to be incurred hereunder in an aggregate principal amount not to exceed $200,000,000 (plus related obligations) at any time outstanding;

(m) immaterial Liens of any Loan Party or of any Subsidiary not securing Indebtedness for borrowed money;

(n) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not interfere in any material respect with the business of the Guarantors and the Subsidiaries, taken as a whole;

(o) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to trading accounts or other brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry;

(p) Liens deemed to exist in connection with repurchase agreements and reasonable customary initial deposits and margin deposits and similar Liens attaching to trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(q) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Guarantor or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Guarantors and the Subsidiaries or (iii) relating to agreements other than in connection with Indebtedness entered into by a Guarantor or a Subsidiary; and

(r) Liens arising from precautionary Uniform Commercial Code financing statement filings;

(s) Liens on assets of a Seasoning Subsidiary securing Non-Recourse Seasoning Debt of such Seasoning Subsidiary;

(t) Liens securing Indebtedness described in Section 6.01(d) and related obligations; and

(u) Liens required to be created pursuant to this Agreement.

SECTION 6.03. Certain Loans and Advances. Make or permit to exist loans or advances to employees of any Guarantor, any Subsidiary or any Affiliate of a Guarantor except (i) loans and advances funded by Back-to-Back Lending Facilities, (ii) loans and advances that will be repaid within 20 Business Days of being invoiced by a Guarantor or a Subsidiary in accordance with existing practices of the Guarantors and the Subsidiaries and which are invoiced within a reasonable amount of time following the date of the applicable investment and (iii) other loans or advances in a principal amount not in excess of $200,000,000 at any time outstanding.

SECTION 6.04. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of the consolidated assets (including by way of a sale or transfer of stock of Subsidiaries) of the Guarantors (whether now owned or hereafter acquired), except that:

(a) the Guarantors and the Subsidiaries may sell assets or properties in the ordinary course of business;

(b) the Guarantors and the Subsidiaries may sell, transfer, lease or otherwise dispose of any assets or property in transactions only among the Guarantors and the Subsidiaries;

(c) (i) any Loan Party or Subsidiary may merge, consolidate or liquidate with or into a Loan Party in a transaction in which such Loan Party is the surviving entity and (ii) any Subsidiary may merge, consolidate or liquidate with or into any other Subsidiary in a transaction in which the surviving entity is a Subsidiary and no Person other than a Loan Party or a Subsidiary receives any consideration;

(d) the Loan Parties and the Subsidiaries may effect sales and transfers of assets and mergers, consolidations, dissolutions and liquidations involving the Guarantors (including any Eligible Additional Guarantor that becomes a Guarantor) and the Subsidiaries in order to effect Permitted Reorganization Transactions;

(e) the Loan Parties and the Subsidiaries may sell, transfer or otherwise dispose of any assets or property for cash or other consideration reasonably determined by the Loan Parties to be in an amount at least equal to the fair value of such assets or property; and

(f) the Loan Parties and the Subsidiaries may enter into mergers and consolidations to effect asset acquisitions;

provided that in the case of any transaction under clauses (c) and (d) above, and if the transaction has a value of $25,000,000 or more, clauses (e) and (f) above, the Loan Parties are in Pro Forma Compliance immediately after giving effect to such transaction.

SECTION 6.05. Business of Guarantors and the Subsidiaries. Engage in any new business, cease to engage in any business or change the character of any business in which it is engaged if as a result any Guarantor would no longer be primarily engaged, directly or indirectly, in the businesses of general investment banking, merchant banking, asset management or investment advisory services and investment or financial services.

SECTION 6.06. Amendment of Certain Agreements. Make or permit to be made any amendment or modification of, or waive any of its rights under, the Agreements of Limited Partnership or the LLC Agreement that materially impairs (a) the creditworthiness of any Loan Party or (b) the rights or interests of the Lenders hereunder; provided that amendments, modifications and waivers (i) determined by the general partner of a Guarantor or managing member of the Borrower as necessary or appropriate in connection with the creation, authorization or issuance of any class or series of equity interests in any Guarantor or the Borrower; (ii) reflecting the admission, substitution, withdrawal or removal of partners in any Guarantor or member of the Borrower; (iii) reflecting a change in the name of any Loan Party, the location of the principal place of business of any Loan Party, the registered agent of any Loan Party or the registered office of any Loan Party; (iv) determined by the general partner or the managing member of a Loan Party, as applicable, to be necessary or appropriate to address changes in U.S. Federal income tax regulations, legislation or interpretation; (v) reflecting a change in the fiscal year or taxable year of any Loan Party and any other changes that the general partner or the managing member, as applicable, of a Loan Party determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of any Loan Party including a change in the dates on which distributions are to be made by any Loan Party; or (vi) necessary for the consummation of Permitted Restructuring Transactions, shall be permitted.

SECTION 6.07. Ownership of Core Businesses; Borrower. (a) Permit any Equity Interests that are owned by Blackstone Group, either directly or through its direct or indirect subsidiaries, in a Core Business Entity, to be owned by any Person other than the Guarantors and the Subsidiaries (unless such Core Business Entity is itself a Loan Party), it being understood that the foregoing will not prohibit Blackstone Group’s indirect ownership of such Equity Interests through its direct or indirect ownership of Equity Interests in the Loan Parties.

(b) Permit any Equity Interests in the Borrower to be owned by any Person other than the Guarantors and Persons that are wholly-owned Subsidiaries of the Guarantors (calculated as if the Guarantors collectively were one Person).

SECTION 6.08. Restricted Payments. Declare, make or pay, directly or indirectly, any Restricted Payment when a Default has occurred and is continuing; provided that, (i) so long as no Event of Default under clause (b), (c), (g) or (h) of Article VII has occurred and is continuing, the Guarantors may continue to make cash distributions to the General Partners (but not in respect of limited partnership interests in the Guarantors) solely for the purpose of providing Blackstone Group with funds to make regular quarterly cash distributions to its common unitholders of $.30 per unit (as adjusted to hold constant for splits, combinations, dividends and issuances of units after the Effective Date), so long as any such cash distributions by the Guarantors (A) are not in the aggregate, net of applicable taxes, in excess of the amounts of such Blackstone Group quarterly distributions and (B) are made not more than 15 days prior to the payment date for such Blackstone Group quarterly distributions and (ii) the Guarantors, to the extent they are classified as partnerships for U.S. Federal tax purposes, may make Tax Distributions (as such term is defined in each such respective Guarantor’s partnership agreement in effect on the date hereof, or, in the case of Eligible Additional Guarantors, Tax Distributions on terms substantially equivalent to those in the Guarantors’ respective partnership agreements in effect on the date hereof).

SECTION 6.09. Financial Covenants. (a) Permit the aggregate assets under management of the Guarantors and the Subsidiaries in respect of which the Guarantors and the Subsidiaries receive management fees (excluding any assets in respect of which management fees are not payable, regardless of whether carried interests exist) on the last day of any fiscal quarter be less than $65,000,000,000.

(b) Permit the Leverage Ratio on the last day of any fiscal quarter to be greater than 4.0 to 1.0.

ARTICLE VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in connection with the Borrowings hereunder, in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statements or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d) any Guarantor or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(a) or 5.05(a) or in Article VI;

(e) any Guarantor or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(f) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Significant Subsidiary or for a substantial part of its assets or (iii) the winding-up or liquidation of any Loan Party or any Significant Subsidiary, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Loan Party or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any partnership or formal action for the purpose of effecting any of the foregoing;

(i) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent not adequately covered by insurance) shall be rendered against any Loan Party, any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Loan Party or any Significant Subsidiary to enforce any such judgment;

(j) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(k) the guarantee of any Guarantor contained in Article X of this Agreement shall not for any reason be, or shall be asserted by any Loan Party not to be, in full force and effect and enforceable against each Guarantor in all material respects in accordance with its terms (other than as a result of a release or discharge of such Guarantor in accordance with the Loan Documents);

then, and in every such event (other than an event with respect to a Loan Party described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other obligations of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(i), in each case without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to a Loan Party described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other obligations of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall automatically become due, in each case without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks , and none of the Loan Parties shall have rights as a third party beneficiary of any of such provisions; in each case subject to the rights of the Borrower under Section 8.06.

SECTION 8.02. Administrative Agent Individually. (a) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(b) Each Lender and each Issuing Bank understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (collectively, the “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Loan Parties or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender and each Issuing Bank understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or any Issuing Bank or use on behalf of the Lenders or the Issuing Banks, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any of its Affiliates) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender and each Issuing Bank such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders and the Issuing Banks.

(c) Each Lender and each Issuing Bank further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders or the Issuing Banks (including the interests of the Lenders or the Issuing Banks hereunder and under the other Loan Documents). Each Lender and each Issuing Bank agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender or any Issuing Bank. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender or any Issuing Bank including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

SECTION 8.03. Duties of Administrative Agent; Exculpatory Provisions. (a) The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02(b)) or (ii) in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until any Loan Party or any Lender or Issuing Bank shall have given notice to the Administrative Agent describing such Default and such event or events.

(c) Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

SECTION 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank, as the case may be, unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender or such Issuing Bank, as the case may be, prior to the making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, and in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.03 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.06. Resignation of Administrative Agent. (a) The Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. At the time of any such resignation, the successor shall be the Lender with the greatest Credit Exposure and unused Commitment at such time (other than the resigning Administrative Agent) that consents to serving as Administrative Agent. If no such successor shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Administrative Agent may, with the consent of the Borrower, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent that is a bank with an office in New York City. The Administrative Agent may not resign unless and until a successor Administrative Agent has been appointed. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder, the provisions of this

Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b) Any resignation pursuant to this Section by a Person acting as the Administrative Agent shall, unless such Person shall notify the Borrower, the Lenders and the Issuing Banks otherwise, also act to relieve such Person and its Affiliates of any obligation to issue or advance new, or extend existing, Letters of Credit or Swingline Loans, as the case may be, where such advance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender, (ii) the retiring Swingline Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents and (iii) the successor Swingline Lender shall enter into an Assignment and Assumption and acquire from the retiring Swingline Lender each outstanding Swingline Loan of such retiring Swingline Lender for a purchase price equal to par plus accrued interest.

(c) Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender, the Required Lenders (determined after giving effect to Section 9.02(c)) may by notice to the Borrower and such Person remove such Person as Administrative Agent and, with the agreement of the Borrower, appoint a replacement Administrative Agent hereunder. Such removal will be effective on the date a replacement Administrative Agent is appointed.

SECTION 8.07. Non-Reliance on Administrative Agent and Other Lenders. (a) Each Lender and Issuing Bank confirms to the Administrative Agent, each other Lender and Issuing Bank and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or Issuing Bank or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans, issuing Letters of Credit and making other extensions of credit, as applicable, hereunder and under the other Loan Documents and (z) taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans, issuing Letters of Credit and making other extensions of credit, as applicable, hereunder and under the other Loan Documents is suitable and appropriate for it.

(b) Each Lender and Issuing Bank acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) it has, independently and without reliance upon the Administrative Agent, any other Lender or Issuing Bank or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender or Issuing Bank or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Loan Parties;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv) the adequacy, accuracy and completeness of the information delivered by the Administrative Agent, any other Lender or Issuing Bank or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

SECTION 8.08. No Other Duties. Anything herein to the contrary notwithstanding, none of the Persons acting as Arrangers or as Syndication Agent listed on the cover page hereto shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or as a Lender hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i) if to the Loan Parties, to them at 345 Park Avenue, New York, New York 10154, Attention of Mr. Laurence A. Tosi, C.F.O. (Telecopy No. 212-583-5721) and Mr. V.K. Sawhney, Senior Managing Director (Telecopy No. 646-253-7675);

(ii) if to the Administrative Agent, to it at Citibank, N.A., as Administrative Agent, 1615 Brett Road, Building #2, New Castle, Delaware 19720, Attention of Robert Ross (Telecopy No. 212-994-0961; Electronic mail: robert.ross@citi.com (CC: global.loans.support@citi.com)), with a copy to Citibank, N.A., as Administrative Agent, 388 Greenwich Street, New York, New York 10013, Attention of Alexander Duka (Telecopy No. 646-291-1703; Electronic mail: alexander.f.duka@citi.com);

(iii) if to any Issuing Bank, to it at its address (or fax number) most recently specified by it in a notice delivered to the Administrative Agent and the Borrower (or, in the absence of any such notice, to the address (or telecopy number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof);

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire;

or at such other address as shall be notified in writing (x) in the case of the Loan Parties, the Administrative Agent, each Issuing Bank and the Swingline Lender, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

(b) All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 9.13 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iii) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a); provided, however, that notices and communications to the Administrative Agent pursuant to Article II shall not be effective until received by the Administrative Agent.

(c) Notwithstanding clauses (a) and (b) (unless the Administrative Agent requests that the provisions of clauses (a) and (b) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Borrower shall, unless otherwise agreed in writing with the Administrative Agent, deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citi.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to the Borrower in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by a Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or by the Loan Parties and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent with the consent of the Required Lenders and the Loan Parties that are parties thereto; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) alter the last sentence of Section 2.08(c) without the written consent of each Lender, (vi) release any of the Guarantors or limit its liability in respect of its guarantee under Article X without the consent of each Lender (other than in connection with a Permitted Reorganization Transaction) or (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or Swingline Lender, respectively. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Loan Parties, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent (which, except as otherwise agreed by the Borrower, shall be limited to a single counsel), in connection with the pre-closing syndication of the credit facility provided for herein, the preparation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or Issuing Bank (including the fees, charges and disbursements of not more than one outside legal counsel plus, if necessary, one local counsel per jurisdiction plus, in the case of a conflict of interest or separate defenses available to indemnified parties that are different from those available to other indemnified parties, one additional counsel per group of affected parties), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank and Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of not more than one outside legal counsel plus, if necessary, one local counsel per jurisdiction plus, in the case of a conflict of interest or separate defenses available to indemnified parties that are different from those available to the Borrower or other indemnified parties, one additional counsel per group of affected parties), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, fraud or wilful misconduct of such Indemnitee or its Related Parties as determined by a final non-appealable judgment of a court of competent jurisdiction.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, under paragraph (a) or (b) of this Section, but without affecting the Borrower’s obligation to pay such amount, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank, the Swingline Lender or such Related Party, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, any Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to any Non-Defaulting Lender or Non-Defaulting Lender Affiliate, or to any one or more other assignees with the prior written consent of (i) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required if an Event of Default under clause (b), (c), (g) or (h) of Article VII has occurred and is continuing, (ii) the Administrative Agent, (iii) each Principal Issuing Bank and (iv) the Swingline Lender. Assignments shall be subject to the following conditions: (w) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of each Lender after giving effect to any assignment shall be not less than $50,000,000 unless the Borrower and the Administrative Agent otherwise consent (such consent of the Borrower not to be unreasonably withheld or delayed), (x) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (y) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (z) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the City of New York a copy of each

Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount and currency of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender or Issuing Bank at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrower or the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, in accordance with the customary record-keeping practices of such Lender and acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(g) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto or grant such pledgee or assignee enforcement rights prior to a foreclosure on such pledge or assignment or any voting rights.

(h) Notwithstanding any provision of this Agreement to the contrary, no Lender may provide any Information (as defined in Section 9.12) to any prospective Lender, Participant or pledgee without the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed).

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan, any LC Disbursement or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing under paragraph (b), (c), (g) or (h) of Article VII, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of any Loan Party against any of and all the obligations of such Loan Party now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, Issuing Bank or Affiliate may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ managers, administrators, trustees, partners, directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such

Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent or any such Lender, as the case may be, gives the Borrower prompt notice of any request to disclose information (unless such notice is prohibited by law, subpoena, similar process or by the applicable regulatory authority) so that the Borrower may seek a protective order or other appropriate remedy (including by participation in any proceeding to which the Administrative Agent or any such Issuing Bank or Lender is a party, and each of them hereby agrees to use reasonable effort to permit the Borrower to do so), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) with the consent of the Borrower or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or its Affiliates.

For the purposes of this Section, “Information” means all information (including financial statements, certificates and reports and analyses, compilations and studies prepared by or on behalf of the Administrative Agent or any Lender based on any of the foregoing) received from or on behalf of any Loan Party or Subsidiary relating to any Loan Party or Subsidiary or its Affiliates or its business or relating to any employee, member or partner or customer of any Loan Party or Subsidiary, other than any such information that is or becomes available to the Administrative Agent or any Lender on a nonconfidential basis. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Posting of Approved Electronic Communications. (a) Each of the Lenders and the Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on Debt Domain or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password authorization system) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and the Borrower hereby approves of distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution in the absence of gross negligence or wilful misconduct by the Administrative Agent and its Related Parties.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT’S GROUP IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(d) Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

SECTION 9.14. USA Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each such Loan Party, which information includes the name and address of the Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Party in accordance with the USA Patriot Act.

SECTION 9.15. Lender Relationship. Each Lender, the Issuing Banks, the Administrative Agent and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, the owners of their Equity Interests and/or their Affiliates. The Loan Parties agree that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Loan Parties, the owners of their Equity Interests or their Affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Loan Parties, the owners of their Equity Interests or their Affiliates with respect to the transactions contemplated hereby or thereby (or the exercise of rights or remedies with respect hereto or thereto) or the process leading hereto or thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, the owner of its Equity Interest or its Affiliates on other matters) or any other obligation to the Loan Parties except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, owners of its Equity Interests, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party in connection with such transaction or the process leading thereto.

SECTION 9.16. Judgment Currency. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency that may be so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

ARTICLE X

Guarantee

In order to induce the Lenders, the Issuing Banks and the Swingline Lender to extend credit to the Borrower hereunder, each Guarantor hereby irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation.

Each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. The obligations of each Guarantor hereunder shall not be affected by (a) the failure of the Administrative Agent, any Lender, any Issuing Bank or the Swingline Lender to assert any claim or demand or to enforce any right or remedy under the provisions of this Agreement, any other Loan Document or otherwise, (b) any extension or renewal of any of the Obligations, (c) any rescission, waiver, amendment or modification of, or any release from (other than an express, written release), any of the terms or provisions of this Agreement, or any other Loan Document or agreement, including with respect to any other Guarantor hereunder, (d) any default, failure or delay, wilful or otherwise, in the performance of any of the Obligations, (e) any decree or order, or any law or regulation of any jurisdiction or event affecting any term of an Obligation or (f) any other act, omission or delay to do any other act that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of a Guarantor as a matter of law or equity or which would impair or eliminate any right of each Guarantor to subrogation or any other circumstance that might constitute a defense of each Guarantor or the Borrower.

Each Guarantor further agrees that its agreement hereunder constitutes a guarantee of payment when and in the amount due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection or the acceleration of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, any Lender, any Issuing Bank or the Swingline Lender to any balance of any deposit account or credit on the books of the Administrative Agent, any Lender, any Issuing Bank or the Swingline Lender in favor of the Borrower or any other Person. Each Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all Obligations, whether currently existing or hereafter incurred.

The obligations of each Guarantor, and the claims of the Lenders, the Administrative Agent, the Issuing Banks and the Swingline Lender against each Guarantor, hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise (other than the indefeasible payment in full of all the Obligations), and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise (other than for the indefeasible payment in full of all the Obligations).

Each Guarantor further agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, any Lender, any Issuing Bank or the Swingline Lender upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, any Lender, any Issuing Bank or the Swingline Lender may have at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent, any Lender, any Issuing Bank or the Swingline Lender, forthwith pay, or cause to be paid, to the Administrative Agent, any Lender, any Issuing Bank or the Swingline Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon.

Upon payment by each Guarantor of any sums as provided above, all rights of each Guarantor against the Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by the Borrower hereunder.

Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Guarantor’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (i) in respect of intercompany indebtedness to the Borrower or Affiliates of the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (ii) under any Guarantee of senior unsecured indebtedness or Indebtedness subordinated in right of payment to the Obligations which Guarantee contains a limitation as to maximum amount similar to that set forth in this paragraph, pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Guarantor pursuant to (x) applicable law or (y) any agreement providing for an equitable allocation among such Guarantor and other Affiliates of the Borrower of obligations arising under Guarantees by such parties.

In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to the final paragraph of this Article X), the Borrower agrees that in the event a payment in respect of any obligation shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.

Each Guarantor (a “Contributing Party”) agrees (subject to the final paragraph of this Article X) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation and such other Guarantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided hereunder, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date of the most recent fiscal quarter of Blackstone Group ended prior to the date of this Agreement (or, in the case of any Eligible Additional Guarantor added as a Guarantor after the date hereof, the most recent fiscal quarter of Blackstone Group ended prior to the date such Eligible Additional Guarantor became a Guarantor) and the denominator shall be the aggregate net worth of all the Guarantors on such date. Any Contributing Party making any payment to a Claiming Party pursuant to this paragraph shall (subject to the final paragraph of this Article X) be subrogated to the rights of such Claiming Party under the preceding paragraph to the extent of such payment.

Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under the preceding two paragraphs and all other rights of the Guarantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of the Borrower or any Guarantor to make the payments required by the preceding two paragraphs (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder. Each Guarantor hereby agrees that all Indebtedness and other monetary obligations owed by it to, or to it by, any other Loan Party shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.

The provisions of this Article X shall not affect or limit the ability of the Guarantors or the Subsidiaries to enter into and consummate Permitted Reorganization Transactions, and a Guarantor shall be released from its obligations under this Article X if, as a result of a Permitted Reorganization Transaction, it is no longer a holding company for Equity Interests in Core Business Entities and assets of Core Businesses.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKSTONE HOLDINGS FINANCE CO. L.L.C.

By:

/s/ Laurence A. Tosi
Name:	Laurence A. Tosi
Title:	Chief Financial Officer

BLACKSTONE HOLDINGS I L.P.,

By: Blackstone Holdings I/II GP Inc., its General Partner

/s/ Laurence A. Tosi
Name:	Laurence A. Tosi
Title:	Chief Financial Officer

BLACKSTONE HOLDINGS II L.P.,

By: Blackstone Holdings I/II GP Inc., its General Partner

/s/ Laurence A. Tosi
Name:	Laurence A. Tosi
Title:	Chief Financial Officer

BLACKSTONE HOLDINGS III L.P.,

By: Blackstone Holdings III GP L.P., its General Partner

By: Blackstone Holdings III GP Management L.L.C., its General Partner

/s/ Laurence A. Tosi
Name:	Laurence A. Tosi
Title:	Chief Financial Officer

BLACKSTONE HOLDINGS IV L.P.,

By: Blackstone Holdings IV GP L.P., its General Partner

By: Blackstone Holdings IV GP Management
(Delaware) L.P., its General Partner

By: Blackstone Holdings IV GP Management
L.L.C., its General Partner

/s/ Laurence A. Tosi
Name:	Laurence A. Tosi
Title:	Chief Financial Officer

[Signature Page to the Credit Agreement]

CITIBANK, N.A. individually and as Administrative Agent,

by
/s/ Maureen P. Maroney
	Name:	Maureen P. Maroney
	Title:	Authorized Signatory

[Signature page to the Credit Agreement]

LENDER SIGNATURE PAGE TO

THE BLACKSTONE CREDIT AGREEMENT

Name of Institution:

Bank of America, N.A.

by
/s/ David H. Strickert
Name: David H. Strickert
Title: Senior Vice President

For any Institution requiring a second signature line:

by

Name:
Title:

LENDER SIGNATURE PAGE TO

THE BLACKSTONE CREDIT AGREEMENT

Name of Institution:

Barclays Bank Plc

by
/s/ Kevin Cullen
Name: Kevin Cullen
Title: Director

For any Institution requiring a second signature line:

by

Name:
Title:

LENDER SIGNATURE PAGE TO

THE BLACKSTONE CREDIT AGREEMENT

Name of Institution:

Credit Suisse AG, Cayman Islands Branch, F/K/A, Credit Suisse, Cayman Islands Branch

by
/s/ Alain Daoust
Name: Alain Daoust
Title: Director

For any Institution requiring a second signature line:

by
/s/ Jay Chall
Name: Jay Chall
Title: Director

LENDER SIGNATURE PAGE TO

THE BLACKSTONE CREDIT AGREEMENT

Name of Institution:

Deutsche Bank AG, New York Branch

by
/s/ Susan LeFevre
Name: Susan LeFevre
Title: Managing Director

For any Institution requiring a second signature line:

by
/s/ Evelyn Thierry
Name: Evelyn Thierry
Title: Director

LENDER SIGNATURE PAGE TO

THE BLACKSTONE CREDIT AGREEMENT

Name of Institution:

JPMorgan Chase Bank, N.A.

by
/s/ Sergey Sherman
Name: Sergey Sherman
Title: Vice President

For any Institution requiring a second signature line:

by

Name:
Title:

LENDER SIGNATURE PAGE TO

THE BLACKSTONE CREDIT AGREEMENT

Name of Institution:

Goldman Sachs Bank USA

by
/s/ Alexis Maged
Name: Alexis Maged
Title: Authorized Signatory

For any Institution requiring a second signature line:

by

Name:
Title:

LENDER SIGNATURE PAGE TO

THE BLACKSTONE CREDIT AGREEMENT

Name of Institution:

Morgan Stanley Bank, N.A.

by
/s/ Ryan Vetsch
Name: Ryan Vetsch
Title: Authorized Signatory

For any Institution requiring a second signature line:

by

Name:
Title:

LENDER SIGNATURE PAGE TO

THE BLACKSTONE CREDIT AGREEMENT

Name of Institution:

Nomura International Plc

by
/s/ C. H. Pitts-Tucker
Name: C. H. Pitts-Tucker
Title: Managing Director

For any Institution requiring a second signature line:

by

Name:
Title:

LENDER SIGNATURE PAGE TO

THE BLACKSTONE CREDIT AGREEMENT

Name of Institution:

Royal Bank of Canada

by
/s/ Howard Lee
Name: Howard Lee
Title: Authorized Signatory

For any Institution requiring a second signature line:

by

Name:
Title:

LENDER SIGNATURE PAGE TO

THE BLACKSTONE CREDIT AGREEMENT

Name of Institution:

Societe Generale

by
/s/ William Aishton
Name: William Aishton
Title: Director

For any Institution requiring a second signature line:

by

Name:
Title:

LENDER SIGNATURE PAGE TO

THE BLACKSTONE CREDIT AGREEMENT

Name of Institution:

UBS Loan Finance LLC

by
/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

For any Institution requiring a second signature line:

by
/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

LENDER SIGNATURE PAGE TO

THE BLACKSTONE CREDIT AGREEMENT

Name of Institution:

US Bank N.A.

by
/s/ Robert L. Barrett
Name: Robert L. Barrett
Title: Senior Vice President

For any Institution requiring a second signature line:

by

Name:
Title:

LENDER SIGNATURE PAGE TO

THE BLACKSTONE CREDIT AGREEMENT

Name of Institution:

Wells Fargo Bank, N.A.

by
/s/ Lisa D. Buetow
Name: Lisa D. Buetow
Title: Assistant Vice President

For any Institution requiring a second signature line:

by

Name:
Title:

LENDER SIGNATURE PAGE TO

THE BLACKSTONE CREDIT AGREEMENT

Name of Institution:

HSBC Bank USA, National Association

by
/s/ Scott H. Buitekant
Name: Scott H. Buitekant
Title: Managing Director

For any Institution requiring a second signature line:

by

Name:
Title:

LENDER SIGNATURE PAGE TO

THE BLACKSTONE CREDIT AGREEMENT

Name of Institution:

Mizuho Corporate Bank Limited

by
/s/ William Getz
Name: William Getz
Title: Deputy General Manager

For any Institution requiring a second signature line:

by

Name:
Title:

Schedule 1.01

MANDATORY COST CALCULATIONS

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a lending office in a participating member state of the European Union that has adopted or adopts the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that facility office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4.	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a sterling Loan:

AB + C(B - D) + E × 0.01	per cent. per annum
100 - (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E × 0.01	per cent. per annum.
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and any additional rate of interest specified in paragraph (c) of Section 2.12) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.

If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as

2

being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its lending office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or the Reference Banks pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

13.

The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties to this Agreement any amendments which are required to be made to this Schedule 1.01 in order to comply with any change

3

in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

4

Schedule 2.01

COMMITMENTS

	Institution	Allocation (US$)

1.	Citibank, N.A.	100,000,000

2.	Bank of America, N.A.	100,000,000

3.	Barclays Bank PLC	100,000,000

4.	Credit Suisse AG, Cayman Islands Branch	100,000,000

5.	Deutsche Bank AG, New York Branch	100,000,000

6.	JPMorgan Chase Bank, N.A.	100,000,000

7.	Goldman Sachs Bank USA	50,000,000

8.	Morgan Stanley Bank, N.A.	50,000,000

9.	Nomura International plc	50,000,000

10.	Royal Bank of Canada	50,000,000

11.	Societe Generale	50,000,000

12.	UBS Loan Finance LLC	50,000,000

13.	US Bank N.A.	50,000,000

14.	Wells Fargo Bank, N.A.	50,000,000

15.	HSBC Bank USA, National Association	45,000,000

16.	Mizuho Corporate Bank Limited	25,000,000

	Total	1,070,000,000

SCHEDULE 3.08

DISCLOSED MATTERS

None.

Schedule 6.02

EXISTING LIENS

Liens securing obligations in respect of the Aircraft Credit Agreement, dated as of June 4, 2007, between GSO Capital Partners LP and Citicorp USA, Inc.

Exhibit A

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of March 23, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Blackstone Holdings Finance Co. L.L.C., as Borrower (the “Borrower”), Blackstone Holdings I L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P. and Blackstone Holdings IV L.P., as Guarantors (collectively, the “Guarantors”), the Lenders party thereto and Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms defined in the Credit Agreement and not otherwise defined herein are used herein with the same meanings as in the Credit Agreement.

The Assignor named on the reverse hereof hereby sells and assigns, without recourse, to the Assignee named on the reverse hereof, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the reverse hereof in the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit and LC Disbursements held by Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.16(e) of the Credit Agreement, duly completed and executed by the Assignee and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 9.04(b) of the Credit Agreement.

This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment

(“Assignment Date”):

	Principal Amount and Currency Assigned	Percentage Assigned of Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)

Commitment:	$	%

Revolving Loans:	$

Swingline Loans:	$

LC Disbursements:	$

Letters of Credit	$

The terms set forth above and on the reverse side hereof are hereby agreed to:

[Name of Assignor], as Assignor,

by

Name:
Title:

[Name of Assignee], as Assignee,

by

Name:
Title:

The undersigned hereby consent to the within assignment:1

BLACKSTONE HOLDINGS FINANCE CO. L.L.C., as Borrower,		CITIBANK, N.A., as Administrative Agent, Swingline Lender and a Principal Issuing Bank,

by		by

	Name:		Name:
	Title:		Title:

[[Name of Additional Principal Issuing Bank], as a Principal Issuing Bank

by

Name:
Title:

[1]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.

[Signature Page to Assignment and Acceptance]

3

Exhibit B-1

[FORM OF OPINION OF SIMPSON THACHER & BARTLETT LLP]

                             March 23, 2010

Citibank, N.A., as Administrative Agent

under the Credit Agreement, as hereinafter

defined (the “Administrative Agent”)

and

The Lenders listed on Schedule I hereto

which are parties to the Credit Agreement

on the date hereof

Re:	Credit Agreement dated as of March 23, 2010 (the “Credit Agreement”) among the Borrower and the Guarantors listed on Schedule II hereto (collectively, the “Credit Parties”), the lending institutions identified in the Credit Agreement (the “Lenders”) and the Administrative Agent.

Ladies and Gentlemen:

We have acted as counsel to the Credit Parties in connection with the preparation, execution and delivery of the Credit Agreement. The Credit Parties organized under the laws of Delaware are referred to herein as the “Delaware Credit Parties”. Unless otherwise indicated, capitalized terms used but not defined herein shall have the respective meanings set forth in the Credit Agreement. This opinion is furnished to you pursuant to Section 4.01(b) of the Credit Agreement.

In connection with this opinion, we have examined the Credit Agreement, signed by each Credit Party and by the Administrative Agent and certain of the Lenders. In addition, we have examined, and have relied as to matters of fact upon, the documents delivered to you at the closing, and upon originals, or duplicates or certified or conformed copies, of such limited liability company and limited partnership records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Credit Parties, and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. In addition, we have relied as to certain matters of fact upon the representations made in the Credit Agreement.

Citibank, N.A.	March 23, 2010

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. Each of the Delaware Credit Parties and Blackstone Holdings III GP L.P., a Delaware limited partnership (“Blackstone III GP”), has been duly formed and is validly existing and in good standing (a) in the case of the Delaware Credit Parties that are Guarantors and Blackstone III GP, as a limited partnership under the laws of the State of Delaware and (b) in the case of the Borrower, as a limited liability company under the laws of the State of Delaware. Each of the Delaware Credit Parties (a) has the requisite partnership or limited liability company power and authority to execute and deliver the Credit Agreement and to perform its obligations thereunder and, in the case of the Borrower, to borrow under the Credit Agreement and (b) has duly authorized, executed and delivered the Credit Agreement.

2. The execution and delivery by any Credit Party of the Credit Agreement, its borrowings or guarantees in accordance with the terms of the Credit Agreement and performance of its payment obligations thereunder (a) will not result in any violation of (1) the Agreement of Limited Partnership, the Limited Liability Company Agreement, the certificate of limited partnership or the certificate of formation of any Delaware Credit Party and (2) assuming that proceeds of borrowings will be used in accordance with the terms of the Credit Agreement, any federal or New York statute, the Delaware Revised Uniform Limited Partnership Act (the “Partnership Act”), the Delaware Limited Liability Company Act (the “LLC Act”) or any rule or regulation issued pursuant to any federal or New York statute or the Partnership Act or the LLC Act or any order known to us issued by any court or governmental agency or body and (b) to our knowledge will not breach or result in a default under or result in the creation of any lien upon or security interest in the Credit Parties’ properties pursuant to the terms of any agreement or instrument identified on Schedule III attached to this opinion letter.

3. No consent, approval, authorization, order, filing, registration or qualification of or with any federal or New York governmental agency or body or any Delaware governmental agency or body acting pursuant to the Partnership Act or the LLC Act is required for the execution and delivery by any Credit Party of the Credit Agreement, the borrowings by the Borrower in accordance with the terms of the Credit Agreement or the performance by the Credit Parties of their respective payment or guarantee obligations under the Credit Agreement.

4. Assuming that the Credit Agreement is a valid and legally binding obligation of each of the Lenders parties thereto and the Administrative Agent and assuming that (a) each of the Credit Parties (other than the Delaware Credit Parties) is duly established and has not been discontinued or dissolved under the laws of the jurisdiction in which it is organized and has duly authorized, executed and delivered the Credit Agreement in accordance with its organizational documents, (b) the execution, delivery and performance by each Credit Party of the Credit Agreement do not violate any applicable laws (excepting the law of the State of New York,

Citibank, N.A.	March 23, 2010

the Partnership Act, the LLC Act and the federal laws of the United States) and (c) the execution, delivery and performance by each Credit Party of the Credit Agreement do not constitute a breach or violation of any agreement or instrument which is binding upon such Credit Party (except that we do not make the assumption in the foregoing clause (c) with respect to the agreements and instruments that are the subject of opinion paragraph 2 of this opinion letter), the Credit Agreement constitutes the valid and legally binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms.

5. To our knowledge, having made no independent investigation, there is no action, suit or proceeding before or by any court, arbitrator or governmental agency, body or official, now pending, to which any Credit Party is a party or to which the business, assets or property of any Credit Party is subject, and no such action, suit or proceeding is threatened to which any Credit Party would be a party or the business, assets or property of any Credit Party would be subject, that in either case questions the validity of the Credit Agreement.

6. No Credit Party is an “investment company” within the meaning of and subject to regulation under the Investment Company Act of 1940, as amended.

Our opinion in paragraph 4 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We express no opinion with respect to:

(A) the effect of any provision of the Credit Agreement which is intended to permit modification thereof only by means of an agreement signed in writing by the parties thereto;

(B) the effect of any provision of the Credit Agreement insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation or that any Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law;

(C) the effect of any provision of the Credit Agreement imposing penalties or forfeitures;

(D) the enforceability of any provision of the Credit Agreement to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations; and

(E) the effect of any provision of the Credit Agreement relating to indemnification or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in connection with willful, reckless or criminal acts or gross negligence of the indemnified or exculpated Person or the Person receiving contribution.

Citibank, N.A.	March 23, 2010

In connection with the provisions of the Credit Agreement whereby the parties submit to the jurisdiction of the courts of the United States of America located in the State of New York, we note the limitations of 28 U.S.C. §§1331 and 1332 on subject matter jurisdiction of the federal courts. In connection with the provisions of the Credit Agreement which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR §510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. §1404(a) a United Stated District Court has discretion to transfer an action from one federal court to another.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Partnership Act and the LLC Act.

In so far as the opinions expressed herein relate to or are dependent upon matters governed by the law of Québec, we have relied on and assumed the correctness of the opinion dated the date hereof delivered to you by Gowling Lafleur Henderson LLP with respect to Blackstone Holdings III L.P., Blackstone Holdings IV L.P. and Blackstone Holdings IV GP L.P.

This opinion letter is rendered to you in connection with the above described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP

SCHEDULE I

THE LENDERS

Citibank, N.A.

Bank of America, N.A.

Barclays Bank PLC

Credit Suisse AG, Cayman Islands Branch

Deutsche Bank AG, New York Branch

JPMorgan Chase Bank, N.A.

Goldman Sachs Bank USA

Morgan Stanley Bank, N.A.

Nomura International plc

Royal Bank of Canada

Societe Generale

UBS Loan Finance LLC

US Bank N.A.

Wells Fargo Bank, N.A.

HSBC Bank USA, N.A.

Mizuho Corporate Bank Limited

SCHEDULE II

BORROWER

Blackstone Holdings Finance Co. L.L.C., a Delaware limited liability company

GUARANTORS

Blackstone Holdings I L.P., a Delaware limited partnership

Blackstone Holdings II L.P., a Delaware limited partnership

Blackstone Holdings III L.P., a société en commandite formed under the laws of the Province of Quebec

Blackstone Holdings IV L.P., a société en commandite formed under the laws of the Province of Quebec

SCHEDULE III

AGREEMENTS AND INSTRUMENTS

Certificate of Limited Partnership of The Blackstone Group L.P. in the form filed with the SEC on March 22, 2007.

Amended and Restated Agreement of Limited Partnership of The Blackstone Group L.P. in the form filed with the SEC on June 27, 2007.

Amendment No. 1 to the Amended and Restated Agreement of Limited Partnership of The Blackstone Group L.P., dated as of November 3, 2009, and in the form filed with the SEC on November 6, 2009.

Registration Rights Agreement, dated as of June 18, 2007, and in the form filed with the SEC on August 13, 2007.

Tax Receivable Agreement, dated as of June 18, 2007, by and among Blackstone Holdings I/II GP Inc., Blackstone Holdings I L.P., Blackstone Holdings II L.P. and the limited partners of Blackstone Holdings I L.P. and Blackstone Holdings II L.P. party thereto, in the form filed with the SEC on August 13, 2007.

Exchange Agreement, dated as of June 18, 2007, among The Blackstone Group L.P., Blackstone Holdings I L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P., Blackstone Holdings IV L.P., Blackstone Holdings V L.P. and the Blackstone Holdings Limited Partners party thereto, in the form filed with the SEC on August 13, 2007.

Indenture dated as of August 20, 2009 among Blackstone Holdings Finance Co. L.L.C., The Blackstone Group L.P., Blackstone Holdings I L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P., Blackstone Holdings IV L.P. and The Bank of New York Mellon, as trustee.

First Supplemental Indenture dated as of August 20, 2009 among Blackstone Holdings Finance Co. L.L.C., The Blackstone Group L.P., Blackstone Holdings I L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P., Blackstone Holdings IV L.P. and The Bank of New York Mellon, as trustee.

Exhibit B-2

[FORM OF OPINION OF GOWLING LAFLEUR HENDERSON LLP]

1 Place Ville Marie
37th Floor Montréal, Québec Canada H3B 3P4 Tel 514 878 9641 Fax 514 878 1450 www.gowlings.com

March 23, 2010

CITIBANK, N.A.,

as Administrative Agent under the Credit

Agreement (as defined below)

The Lenders listed on Exhibit I

to the opinion letter which are parties

to the Credit Agreement

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Ladies and Gentlemen:

We have acted as Québec counsel to Blackstone Holdings III L.P. (“Blackstone III”), Blackstone Holdings IV L.P. (“Blackstone IV”) and Blackstone Holdings IV GP L.P. (“Blackstone IV GP”) (Blackstone III and Blackstone IV are sometimes referred to herein as the “Québec Guarantors”), in connection with the credit agreement dated as of March 23, 2010, (the “Credit Agreement”) among Blackstone Holdings Finance Co. L.L.C. (the “Borrower”), Blackstone Holdings I L.P., Blackstone Holdings II L.P. and the Québec Guarantors, as guarantors, the lenders party thereto (the “Lenders”) and Citibank, N.A., as administrative agent (the “Administrative Agent”).

Unless otherwise defined in this letter, capitalized terms have the meanings given to them on Schedule A to this letter.

EXAMINATION OF DOCUMENTS

In rendering the opinions set forth in this letter, we have examined an electronic version of an executed copy of the Credit Agreement.

For the purposes of the opinions expressed below, we have considered such questions of law as we have deemed necessary and have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and such other certificates, documents and records as we have considered necessary or relevant and have relied, without independent verification or investigation, on all statements as to matters of fact contained in such documents, including:

(a)	the limited partnership agreements forming each of Blackstone III, Blackstone IV and Blackstone IV GP, as amended (collectively, the “Constating Documents”);

(b)	“Certificats d’attestation” dated March 23, 2010, issued by the ‘Registraire des entreprises du Québec’ for each of the Québec Guarantors and Blackstone IV GP (the “Certificates of Compliance”);

(c)	as to certain matters of fact relevant to the opinions expressed below, a certificate of an officer of each of the Québec Guarantors and Blackstone IV GP, dated March 23, 2010 (the “Officer’s Certificate”).

ASSUMPTIONS AND RELIANCE

For the purposes of the opinions expressed below, we have assumed, without independent investigation or inquiry, that:

(a)	with respect to all documents examined by us, the signatures are genuine, the individuals signing such documents had legal capacity at the time of signing, all documents submitted to us as originals are authentic, and certified, conformed or photocopied copies, or copies transmitted electronically or by facsimile, conform to the authentic original documents;

(b)	the indices and records in all filing systems maintained in all public offices where we have searched or inquired or have caused searches or inquiries to be conducted are accurate and current, and all certificates and information issued or provided pursuant thereto are and remain accurate and complete;

(c)	the facts certified in the Officer’s Certificate are accurate as of the date given and continue to be accurate as of the date hereof;

(d)	the facts stated in the Certificates of Compliance continue to be true as of the date hereof;

(e)	the general partner of Blackstone III is validly constituted and existing;

(f)	the Administrative Agent is validly constituted and existing and has all necessary power and capacity to execute and deliver the Credit Agreement and perform its obligations thereunder;

(g)	the Credit Agreement has been duly executed and delivered by the Administrative Agent and the Lenders party thereto;

(h)	the Credit Agreement constitutes legal, valid and binding obligations of the Administrative Agent and the Lenders, enforceable against the Administrative Agent and the Lenders party thereto under the Governing Laws in accordance with its terms.

LAWS ADDRESSED

The opinions expressed in this letter are limited to the laws of the Province of Québec and the federal laws of Canada applicable therein.

OPINIONS

We are of the opinion, based upon the foregoing and subject to the qualifications stated in this letter, that:

Corporate Opinions

1.    Each Québec Guarantor and Blackstone IV GP has been duly established under the laws of the Province of Québec and, based upon the Certificates of Compliance, has not been discontinued or dissolved.

2.    Based solely on the Certificates of Compliance, each Québec Guarantor and Blackstone IV GP is duly registered under an Act respecting the legal publicity of sole proprietorships, partnerships and legal persons (Québec) and is not in default of its obligation to file annual declarations in Québec.

3.    Each Québec Guarantor acting through its general partner has the power and capacity to own its property and its assets, to carry on its business and to execute, deliver and perform its obligations under the Credit Agreement.

4.    Each Québec Guarantor has taken all necessary action to authorize the execution and delivery by it of the Credit Agreement and the performance of its obligations thereunder.

5.    Each Québec Guarantor acting through its general partner has duly executed and delivered the Credit Agreement.

Regulatory Opinions

6. No authorization, consent, permit, exemption or approval of, or filing with or notice to, any governmental agency or authority, or any regulatory body, court or tribunal having legal jurisdiction in Québec is required at this time in connection with the execution and delivery by each Québec Guarantor of the Credit Agreement, or the exercise of its rights or the performance of its obligations thereunder and no notarization of the Credit Agreement is required in connection with the execution and delivery by either general partner on behalf of a Québec Guarantor of the Credit Agreement, or the exercise of its rights or the performance of its obligations thereunder.

No Conflict Opinion

7.    The execution and delivery by each Québec Guarantor, acting through its general partner, of, and the performance of its obligations under, the Credit Agreement, do not breach or result in a default under:

(a)	each Québec Guarantor’s Constating Documents; or

(b)	any laws, statutes, rules or regulations to which each Québec Guarantor is subject.

Conflict of Laws Opinions

8.    In any proceeding brought before a Court of Québec (a “Québec Court”) for the enforcement of the Credit Agreement, the Governing Laws would be applied by the Québec Court, in accordance with the choice of the Governing Laws as the governing law of the Credit Agreement, to all issues which under the conflict of laws rules of Québec are to be determined in accordance with the proper law of a contract, provided that: (a) such choice of the Governing Laws is not overridden as a result of the immediate application of a rule of law of Québec that Québec law deems mandatory; (b) the application of the Governing Laws is not manifestly inconsistent with public order as understood in international relations under Québec law; (c) such choice of the Governing Laws is not overridden by any mandatory provision of the law of another country with which the situation is closely connected and which Québec law deems applicable; (d) in any such proceeding such Québec Court will consider itself competent to hear the case, such as it deems appropriate in accordance with the rules of competence applicable under its laws; (e) in any such proceeding such Québec Court will not take judicial notice of the provisions of the Governing Laws where not alleged in the proceedings and may only apply such provisions to the extent that they are proven to its satisfaction by means including expert testimony or certificate drawn up by jurisconsult; (f) the Québec Court will apply Québec law which it would characterize as procedural and will not apply any Governing Laws that under Québec law would be characterized as procedural and will not apply any Governing Laws that under Québec law would be characterized as a taxation law if the Governing Jurisdiction does not grant reciprocal treatment to Québec’s taxation laws. Those lawyers engaged in settling and delivering this opinion have no current knowledge of any facts which would lead us to expect that a Québec Court would find that the choice of law made in the Credit Agreement is overridden as a result of the immediate application of a rule of law of Québec that Québec law deems mandatory.

9.    A Québec Court would give recognition to a Governing Judgment without reconsideration of the merits provided that:

(a)	(i) each Québec Guarantor was domiciled in the Governing Jurisdiction, or possessed an establishment in the Governing Jurisdiction and the dispute relates to its activities in that Governing Jurisdiction, (ii) the obligations arising from the Credit Agreement were to be performed in that Governing Jurisdiction, (iii) the parties to the Credit Agreement have submitted to the Governing Jurisdiction disputes which have arisen or may arise between them in respect of the Credit Agreement, or, (iv) each Québec Guarantor has recognized the jurisdiction of the Governing Jurisdiction.

(b)

the Governing Court is not denied jurisdiction over each Québec Guarantor under Québec law according to Québec’s own domestic rules of competence, or on the basis that Québec law grants exclusive jurisdiction to its authorities or another foreign jurisdiction to hear the action by reason of the subject matter or an agreement between the parties, or Québec law recognizes an agreement by which exclusive jurisdiction has been conferred upon an arbitrator;

(c)	the action to enforce such Governing Judgment is commenced within the relevant limitation period under Québec law in accordance with article 2924 of the Civil Code of Québec (the “CCQ”);

(d)	such Governing Judgment is final or enforceable in the Governing Jurisdiction;

(e)	such Governing Judgment was not rendered in contravention of the fundamental principles of procedure;

(f)	a dispute between the same parties, based on the same facts and having the same object has not given rise to a decision rendered in Québec, whether it has acquired the authority of a final judgment (res judicator) or not, or is not pending before a Québec authority, in first instance, or has not been decided in a third country and the decision meets the necessary conditions for recognition under Québec law;

(g)	the outcome of such Governing Judgment is not manifestly inconsistent with public order as understood in international relations by Québec law;

(h)	such Governing Judgment is not for a claim in respect of any law of any jurisdiction which under Québec law would be characterized as a taxation law if the Governing Jurisdiction does not grant reciprocal treatment to Québec’s revenue laws; and

(i)	such Governing Judgment is not contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada).

QUALIFICATIONS AND LIMITATIONS

The opinions in this letter are subject to the following qualifications and limitations:

1.    The provisions of Article 2355 of the CCQ render null any waiver of the benefit of subrogation by a Québec Guarantor; consequently, it could be argued that a Québec Guarantor could no longer be usefully subrogated to the rights of the Lenders, or if a Québec Guarantor was to be deprived of a security or a right which it could have set up by subrogation, such Québec Guarantor would be discharged to the extent of the prejudice that it has suffered, notwithstanding any provisions of the Credit Agreement to the opposite effect; in order to avoid the probability of a discharge in the foregoing circumstances, the Administrative Agent, a Lender (as defined in the Credit Agreement) or other creditor under the Credit Agreement should obtain the consent of the applicable Québec Guarantor before releasing or waiving its rights under the Credit Agreement.

2.    The Currency Act (Canada) precludes a court in the Province of Québec from giving a judgment in a currency other than Canadian currency.

RELIANCE

This opinion is solely for the benefit of its addressees in connection with the Credit Agreement. This opinion may not be relied upon in any manner by any other person except any of their respective successors or assigns as permitted under the Credit Agreement and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent.

Yours very truly,

GOWLING LAFLEUR HENDERSON LLP

Exhibit I

Citibank, N.A.

Bank of America, N.A.

Barclays Bank PLC

Credit Suisse AG, Cayman Islands Branch

Deutsche Bank AG, New York Branch

JPMorgan Chase Bank, N.A.

Goldman Sachs Bank USA

Morgan Stanley Bank, N.A.

Nomura International plc

Royal Bank of Canada

Societe Generale

UBS Loan Finance LLC

US Bank N.A.

Wells Fargo Bank, N.A.

HSBC Bank USA, N.A.

Mizuho Corporate Bank Limited

SCHEDULE A

DEFINITIONS

In this opinion:

(a)	“Governing Jurisdiction” means the State of New York;

(b)	“Governing Court” means a court of competent jurisdiction in the Governing Jurisdiction;

(c)	“Governing Judgment” means a final and conclusive in personam judgment of a Governing Court for a sum certain, obtained against each Québec Guarantor with respect to a claim pursuant to the Credit Agreement;

(d)	“Governing Laws” means for the Credit Agreement the laws specified therein as the governing laws.

Exhibit C

[FORM OF]

GUARANTOR JOINDER AGREEMENT dated as of [—], [—], among BLACKSTONE HOLDINGS FINANCE CO. L.L.C. (the “Borrower”), [BLACKSTONE HOLDINGS I L.P.], [BLACKSTONE HOLDINGS II L.P.], [BLACKSTONE HOLDINGS III L.P.], [BLACKSTONE HOLDINGS IV L.P.] and [OTHER EXISTING GUARANTORS] (collectively, the “Existing Guarantors”), [NAME OF NEW GUARANTOR], a [—] (the “New Guarantor”) and CITIBANK, N.A., as administrative agent (the “Administrative Agent”).

A. Reference is made to the Credit Agreement dated as of March 23, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Blackstone Holdings Finance Co. L.L.C., as Borrower, Blackstone Holdings I L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P., Blackstone Holdings IV L.P. and [other Existing Guarantors], as Guarantors, the Lenders from time to time party thereto and the Administrative Agent.

B. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

C. Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to the Borrower, and the Borrower, the Existing Guarantors and the New Guarantor desire that the New Guarantor become a Guarantor under the Credit Agreement pursuant to the provisions of Section 2.20 of the Credit Agreement.

Accordingly, the parties hereto agree as follows:

SECTION 1. Each of the Borrower, the Existing Guarantors and the New Guarantor represents and warrants to the Lenders and the Administrative Agent that the New Guarantor is an Eligible Additional Guarantor and that the representations and warranties in the Credit Agreement relating to the New Guarantor (after giving effect to this Agreement) are true and correct on and as of the date hereof.

SECTION 2. In accordance with Section 2.20 of the Credit Agreement, the New Guarantor, upon the effectiveness hereof, becomes a Guarantor under the Credit Agreement with the same force and effect as if originally named therein as a Guarantor, and the New Guarantor hereby agrees to all the terms and provisions of the Credit Agreement applicable to it as a Guarantor thereunder. Each reference to a “Guarantor” in the Credit Agreement shall, upon effectiveness hereof, be deemed to include the New Guarantor. The New Guarantor agrees that it will be jointly and severally liable for the Obligations of the Borrower under the Credit Agreement together with the Existing Guarantors.

SECTION 3. The New Guarantor represents and warrants to the Administrative Agent and the Lenders that this Guarantor Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 4. This Guarantor Joinder Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Guarantor Joinder Agreement shall become effective (i) when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of the Borrower, the New Guarantor, each of the Existing Guarantors and the Administrative Agent and (ii) the other conditions with respect to the New Guarantor and this Agreement set forth in Section 4.03 of the Credit Agreement have been satisfied. Delivery of an executed signature page to this Guarantor Joinder Agreement by facsimile transmission shall be effective as delivery of a manually signed counterpart hereof.

SECTION 5. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect. This Agreement shall constitute a Loan Document for all purposes of the Credit Agreement.

SECTION 6. THIS GUARANTOR JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In the event any one or more of the provisions contained in this Guarantor Joinder Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in the Credit Agreement. All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature.

SECTION 9. The Borrower, the New Guarantor and the Existing Guarantors agree, jointly and severally, to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Guarantor Joinder Agreement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

2

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed by its authorized officer as of the day and year first above written.

BLACKSTONE HOLDINGS FINANCE CO. L.L.C.,

By:

Name:
Title:

[Signature Page to Guarantor Joinder Agreement]

3

[EACH EXISTING GUARANTOR],

By:

Name:
Title:

[Signature Page to Guarantor Joinder Agreement]

4

[NEW GUARANTOR],

By:

Name:
Title:

Address and telecopy number for notices:

[Signature Page to Guarantor Joinder Agreement]

5

CITIBANK, N.A., as Administrative Agent,

By:

Name:
Title:

[Signature Page to Guarantor Joinder Agreement]

6

Exhibit D

[FORM OF]

MATURITY DATE EXTENSION REQUEST

[Date]

Citibank, N.A.

1615 Brett Road, Building #2

New Castle, DE 19720

Fax No. (212) 994-0961

Attention: Robert Ross

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of March 23, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Blackstone Holdings Finance Co. L.L.C., as Borrower, Blackstone Holdings I L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P. and Blackstone Holdings IV L.P., as Guarantors, the Lenders party thereto and Citibank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement. In accordance with Section 2.21 of the Credit Agreement, the undersigned hereby requests [(i)] an extension of the Maturity Date from [—], [—] to [—],[—] [and (ii) the amendments to the terms of the Credit Agreement set forth below, which amendments shall become effective on [—], [—]:

[—]].

BLACKSTONE HOLDINGS FINANCE CO. L.L.C., as Borrower,

By:

Name:
Title:

The undersigned consents to the requested amendments to the terms of the Credit Agreement and the requested extension of the Maturity Date. The maximum amount of the Commitment of the undersigned with respect to which the undersigned agrees to the amendments to the terms of the Credit Agreement and the extension of the Maturity Date is set forth under its signature.

Name of Institution:

by

Name:
Title:

For any Institution requiring a second signature line:

by

Name:
Title: